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                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                            ROGUE WAVE SOFTWARE, INC.

                              RW ACQUISITION, INC.

                                       AND

                          INMARK DEVELOPMENT CORPORATION





                         DATED AS OF SEPTEMBER 19, 1995










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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1

DESCRIPTION OF TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  Merger of RW Sub into Inmark . . . . . . . . . . . . . . . . . . .   1
     1.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.3  Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . .   2
     1.4  Conversion of Inmark Stock . . . . . . . . . . . . . . . . . . . .   2
     1.5  Assumption of Stock Options. . . . . . . . . . . . . . . . . . . .   3
     1.6  Conversion of RW Sub Stock . . . . . . . . . . . . . . . . . . . .   4
     1.7  Closing of Inmark Transfer Books . . . . . . . . . . . . . . . . .   4
     1.8  Exchange Procedures. . . . . . . . . . . . . . . . . . . . . . . .   4
     1.9  Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . .   5
     1.10 No Fractional Shares . . . . . . . . . . . . . . . . . . . . . . .   5
     1.11 Cancellation of Stock Options, Etc.. . . . . . . . . . . . . . . .   6
     1.12 Shareholders' Meeting and Notice of Appraisal Rights . . . . . . .   6
     1.13 Market Stand-Off . . . . . . . . . . . . . . . . . . . . . . . . .   6
     1.14 Further Action . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     1.15 Articles of Incorporation and Bylaws; Directors and Officers . . .   6
     1.16 Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . .   7
     1.17 Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . .   7
     1.18 Disclosure Statements. . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF INMARK . . . . . . . . . . . . . . . . . .   7
     2.1  Organization and Related Matters . . . . . . . . . . . . . . . . .   7
     2.2  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.3  Authority; Noncontravention; Approvals . . . . . . . . . . . . . .   8
     2.4  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .   9
     2.5  Absence of Changes.. . . . . . . . . . . . . . . . . . . . . . . .   9
     2.6  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     2.7  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     2.8  Employee and Labor Matters.. . . . . . . . . . . . . . . . . . . .  14
     2.9  Real and Personal Property . . . . . . . . . . . . . . . . . . . .  15
     2.10 Proprietary Assets . . . . . . . . . . . . . . . . . . . . . . . .  16
     2.11 Benefit Plans; ERISA.. . . . . . . . . . . . . . . . . . . . . . .  16
     2.12 Proceedings; Orders. . . . . . . . . . . . . . . . . . . . . . . .  17
     2.13 Environmental Provisions . . . . . . . . . . . . . . . . . . . . .  17
     2.14 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     2.15 Receivables; Major Customers.. . . . . . . . . . . . . . . . . . .  18
     2.16 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19


                                      i.

     2.17 No Brokers or Finders. . . . . . . . . . . . . . . . . . . . . . .  19
     2.18 Third Party Consents.. . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ROGUE WAVE AND RW SUB. . . . . . . . . . .  19
     3.1  Organization and Related Matters . . . . . . . . . . . . . . . . .  19
     3.2  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.3  Authority; Noncontravention; Approvals . . . . . . . . . . . . . .  21
     3.4  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  22
     3.5  Absence of Changes.. . . . . . . . . . . . . . . . . . . . . . . .  22
     3.6  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     3.7  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     3.8  Employee and Labor Matters.. . . . . . . . . . . . . . . . . . . .  26
     3.9  Real and Personal Property . . . . . . . . . . . . . . . . . . . .  27
     3.10 Proprietary Assets . . . . . . . . . . . . . . . . . . . . . . . .  28
     3.11 Benefit Plans; ERISA.. . . . . . . . . . . . . . . . . . . . . . .  29
     3.12 Proceedings; Orders. . . . . . . . . . . . . . . . . . . . . . . .  29
     3.13 Environmental Provisions . . . . . . . . . . . . . . . . . . . . .  30
     3.14 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     3.15 Receivables; Major Customers.. . . . . . . . . . . . . . . . . . .  31
     3.16 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     3.17 No Brokers or Finders. . . . . . . . . . . . . . . . . . . . . . .  32
     3.18 Third Party Consents.. . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 4

COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING. . . . . . . . . . . .  32
     4.1  Access and Investigation.. . . . . . . . . . . . . . . . . . . . .  32
     4.2  Operation of Business. . . . . . . . . . . . . . . . . . . . . . .  32
     4.3  Filings and Consents.. . . . . . . . . . . . . . . . . . . . . . .  34
     4.4  Notification; Updates to Disclosure. . . . . . . . . . . . . . . .  34
     4.5  No Negotiation.. . . . . . . . . . . . . . . . . . . . . . . . . .  35
     4.6  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .  35
     4.7  Approval of Merger . . . . . . . . . . . . . . . . . . . . . . . .  35
     4.8  Closing Documents. . . . . . . . . . . . . . . . . . . . . . . . .  35
     4.9  Shareholder Certificates . . . . . . . . . . . . . . . . . . . . .  36
     4.10 FIRPTA Letter. . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     4.11 Fairness Hearing and Permit. . . . . . . . . . . . . . . . . . . .  36
     4.12 Expenses.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     4.13 Issuance of Shares.. . . . . . . . . . . . . . . . . . . . . . . .  36



                                      ii.

ARTICLE 5

CONDITIONS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     5.1  General Conditions . . . . . . . . . . . . . . . . . . . . . . . .  36
     5.2  Conditions to Obligations of Rogue Wave and RW Sub.. . . . . . . .  37
     5.3  Conditions to Obligations of Inmark. . . . . . . . . . . . . . . .  39

ARTICLE 6

TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     6.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     6.2  Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . .  41
     6.3  Extension of Time; Waivers . . . . . . . . . . . . . . . . . . . .  41


ARTICLE 7

COVENANTS TO BE PERFORMED AFTER THE CLOSING. . . . . . . . . . . . . . . . .  41
     7.1  Reservation of Employee Pool.. . . . . . . . . . . . . . . . . . .  41
     7.2  Employment Benefits. . . . . . . . . . . . . . . . . . . . . . . .  41
     7.3  Severance Compensation.. . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 8

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     8.1  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     8.2  Entire Agreement; Counterparts; Applicable Law . . . . . . . . . .  41
     8.3  Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . .  42
     8.4  Assignability. . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     8.5  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     8.6  Titles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.7  Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  43


EXHIBITS

     Exhibit A Definitions
     Exhibit B Agreement of Merger
     Exhibit C Form of Opinion of Fenwick & West
     Exhibit D Form of Opinion of Cooley Godward Castro Huddleson & Tatum



                                      iii.

                      AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into as of September 19, 1995, by and among ROGUE WAVE SOFTWARE, INC., an Oregon corporation ("Rogue Wave"), RW ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of Rogue Wave ("RW Sub"), and INMARK DEVELOPMENT CORPORATION, a California corporation ("Inmark"). Capitalized terms used and not otherwise defined herein shall have the meanings given them in Exhibit A hereto.


                                    RECITALS

     A. Rogue Wave has formed RW Sub as a wholly owned subsidiary in order to effect the merger of RW Sub with and into Inmark (the "Merger") in accordance with the laws of the State of Delaware and the laws of the State of California and in accordance with this Agreement, so that upon consummation of the Merger, RW Sub will cease to exist and Inmark will become a wholly owned subsidiary of Rogue Wave;

     B. This Agreement has been approved by the respective Boards of Directors of Rogue Wave, RW Sub, and Inmark, by Rogue Wave in its capacity as sole stockholder of RW Sub, and will be submitted for approval by the shareholders of Inmark; and

     C. The Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as it may be amended from time to time and to be accounted for as a pooling of interests.


                                    AGREEMENT

     NOW, THEREFORE, in consideration of their mutual covenants, promises and obligations contained in this Agreement, the mutual receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:


                                    ARTICLE 1

                           DESCRIPTION OF TRANSACTION

     1.1 MERGER OF RW SUB INTO INMARK. Subject to the terms and conditions of this Agreement, RW Sub shall be merged with and into Inmark and the separate existence of RW Sub shall cease. Inmark shall be the surviving corporation in the Merger under the corporate name Inmark Development Corporation, and Rogue Wave shall own all of the issued and


                                      1.

outstanding shares of capital stock of Inmark. Inmark, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation."

     1.2 CLOSING. Consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Cooley Godward Castro Huddleson & Tatum, 3000 Sand Hill Road, Building 3, Suite 230, Menlo Park, California 94025, at such time and date as Rogue Wave and Inmark may mutually select (the "Closing Date"). At the Closing, RW Sub and Inmark will each carry out the procedures specified under the applicable provisions of the General Corporation Law of the State of Delaware (the "Delaware Law") and the General Corporation Law of the State of California (the "California Law"), including duly executing and filing an Agreement of Merger in the form attached hereto as Exhibit B (the "Agreement of Merger") with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, to the end that the Merger shall become effective. The Merger shall become effective on the last to occur of (a) the date the Agreement of Merger is duly filed with the Secretary of State of the State of California or (b) such later date as may be specified in such Agreement of Merger (the "Effective Time").

     1.3 EFFECT OF THE MERGER. The Merger shall have the effects set forth in the Delaware Law and the California Law. Without limiting the generality of the foregoing, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties, of each of RW Sub and Inmark (collectively, the "Constituent Corporations"). The Surviving Corporation shall be vested with the rights, privileges, powers and franchises, all property (real, personal, and mixed) and all debts due on whatever account and all other things in action or belonging to, and all and every other interest of, each of the Constituent Corporations. All debts, liabilities and duties of each of the Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     1.4 CONVERSION OF INMARK STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of
Inmark:

          (a) Each issued and then outstanding share of common stock, without par value, of Inmark (the "Inmark Common Stock") (other than shares of Inmark Common Stock to be canceled pursuant to Section 1.4(b) and shares of Inmark Common Stock, if any, held by shareholders who have not voted such shares in favor of the Merger) (the "Inmark Outstanding Shares") shall cease to be issued and outstanding and shall become and be converted into that number of shares of common stock, $0.001 par value, of Rogue Wave (the "Rogue Wave Common Stock") equal to (i) the number of shares of Rogue Wave Common Stock equal to (A) the number of shares of Rogue Wave Common Stock Equivalents (as defined below) divided by .8, minus (B) the number of shares of Rogue Wave Common Stock Equivalents (the differences of clause (A) minus clause (B) being referred to herein as the "Merger Consideration"), divided by (ii) the number of shares of Inmark Common Stock Equivalents (as defined below). The ratio pursuant to which each share of Inmark Common Stock will be exchanged for shares of Rogue Wave Common Stock, determined in accordance with the foregoing sentence, is


                                      2.

hereinafter referred to as the "Exchange Ratio". For the purposes of this Agreement, the term Rogue Wave Common Stock Equivalents shall be the sum of (A) the number of shares of Rogue Wave Common Stock outstanding immediately prior to the Effective Time, (B) the number of shares of Rogue Wave Common Stock into which the then outstanding shares of Rogue Wave Preferred Stock could be converted if fully converted immediately prior to the Effective Time, and (C) the number of shares of Rogue Wave Common Stock which could be obtained through the exercise or conversion of all other rights, option and convertible securities (except Rogue Wave Preferred Stock) (whether or not exercisable or convertible) immediately prior to the Effective Time. For the purposes of this Agreement, the term Inmark Common Stock Equivalents shall be the sum of (A) the number of shares of Inmark Common Stock outstanding immediately prior to the Effective Time and (B) the number of shares of Inmark Common Stock which could be obtained through the exercise or conversion of all other rights, option and convertible securities (whether or not exercisable or convertible) immediately prior to the Effective Time.

          (b) Each share of Inmark Common Stock issued and outstanding immediately prior to the Effective Time and held in the treasury of Inmark or owned by Rogue Wave automatically shall be canceled at the Effective Time and no conversion shall be made in respect thereof.

     1.5  ASSUMPTION OF STOCK OPTIONS.

          (a) At the Effective Time, each unexpired and unexercised option to purchase shares of Inmark Common Stock (an "Inmark Option") granted under the stock option plans and agreements of Inmark outstanding immediately prior to the Effective Time shall be assumed by Rogue Wave (an "Assumed Option"). Schedule 2.2(a) of the Inmark Disclosure Statement sets forth a true and complete list as of the date hereof of all holders of Inmark Options exercisable to purchase shares of Inmark Common Stock, including the number of shares of Inmark Common Stock subject to such options, a breakdown as between vested and unvested options, the exercise price per share and the term of such options. Each Inmark Option so assumed by Rogue Wave will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such Inmark Option immediately prior to the Effective Time, except that (A) such Assumed Option will be exercisable for that number of whole shares of Rogue Wave Common Stock equal to the product of the number of shares of Inmark Common Stock that were purchasable under such Assumed Option immediately prior to the Effective Time of the Merger multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Rogue Wave Common Stock, and (B) the per share exercise price for the shares of Rogue Wave's Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient obtained by dividing the exercise price per share of Inmark Common Stock at which such Inmark Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounding up to the nearest whole cent. Consistent with the terms of the Inmark Options and the documents governing such Inmark Options, the Merger will not terminate or accelerate any Assumed Option (other than an Assumed Option for one holder of an Inmark Option) or any right of exercise, vesting or repurchase relating thereto with respect to shares of Rogue Wave Common Stock acquired upon exercise of such Inmark Option.


                                      3.

Holders of Inmark Options will not be entitled to acquire Inmark capital stock following the Merger.

          (b) Holders of vested Inmark Options may elect to exercise such options prior to the Effective Time of the Merger and receive their pro rata share of the Merger Consideration by providing notice of such exercise and payment of the exercise price thereof to Inmark at any time prior to the Effective Time. In the event that any holder of vested Inmark Options does not exercise such Inmark Options prior to the Effective Time, such Inmark Options shall become Assumed Options.


          (c) As soon as practicable after the Effective Time, Rogue Wave shall issue to each holder of an Assumed Option a document evidencing assumption by Rogue Wave. Such document shall not contain a right of Rogue Wave to repurchase any or all of the shares of Rogue Wave Common Stock that such holder owns or has the right to acquire.

     1.6 CONVERSION OF RW SUB STOCK. At the Effective Time, each issued and outstanding share of common stock, $.01 par value, of RW Sub shall cease to be an existing and issued share and shall become and be converted into one share of common stock of the Surviving Corporation and the aggregate of such shares shall constitute the only outstanding capital shares of the Surviving Corporation.

     1.7 CLOSING OF INMARK TRANSFER BOOKS. On and after the Effective Time, holders of certificates representing Inmark Outstanding Shares shall cease to have any rights as shareholders of Inmark and the share transfer books of Inmark shall be closed with respect to the Inmark Outstanding Shares and no further transfer of such shares shall thereafter be made on such share transfer books.

     1.8 EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, Rogue Wave shall mail to each holder of record of a stock certificate that, immediately prior to the Effective Time, represented Inmark Outstanding Shares (the "Inmark Certificates"): (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Inmark Certificates shall pass, only upon delivery of the Inmark Certificates to Rogue Wave); and (b) instructions for use in effecting the surrender of the Inmark Certificates in exchange for such holder's ratable portion of the Merger Consideration. Upon surrender of an Inmark Certificate: (a) the holder thereof shall be entitled to receive in exchange therefor a certificate representing the number of shares of Rogue Wave Common Stock to which such holder is entitled pursuant to Section 1.4(a) and represented by the Inmark Certificate so surrendered; and (b) the Inmark Certificate so surrendered shall forthwith be canceled. In lieu of the foregoing, upon written instruction from an Inmark Shareholder, Rogue Wave shall be entitled to deliver to counsel for Inmark, on behalf of such Inmark Shareholder, the ratable portion of the Merger Consideration due such Inmark Shareholder, subject to delivery of the Inmark Certificate(s) held by such Inmark Shareholder. In such event, counsel for Inmark shall have sole responsibility to deliver to such Inmark Shareholder such Merger Consideration, and neither Rogue Wave nor RW Sub shall have any obligation or liability therefore. In the event of a transfer of ownership of Inmark Common Stock which is not registered in the transfer records of Inmark, the



                                      4.

appropriate number of shares of Rogue Wave Common Stock may be delivered to a transferee if the Inmark Certificate representing such Inmark Common Stock is presented to Rogue Wave and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Inmark Certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender a holder's ratable portion of the Merger Consideration as provided by this Section 1.8 and the provisions of the Delaware Law and the California Law. Immediately prior to the Effective Date, Inmark shall provide to Rogue Wave and RW Sub a Schedule 1.8, setting forth the name and address of each Inmark Shareholder and the number of shares of Inmark Common Stock then held by such person and Rogue Wave shall be entitled to rely on such Schedule in issuing the Merger Consideration as contemplated hereunder.

     1.9 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Inmark Common Stock that are held by shareholders who have not voted such shares in favor of the Merger shall not be canceled and converted into shares of Rogue Wave Common Stock in accordance with Section 1.4(a) unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal and payment under the California Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such shareholder's shares shall be deemed to have been canceled and converted as described in Section 1.4(a) at the Effective Time, and each such share shall represent solely the right to receive that portion of the Merger Consideration that such shares would have been entitled to receive had they been voted in favor of the Merger. Inmark shall give Rogue Wave prompt notice of any demands received by Inmark for appraisal of its shares, and, prior to the Effective Time, Rogue Wave shall have the right to participate in all negotiations and proceedings with respect thereto. Prior to the Effective Time, Inmark shall not, without the prior written consent of Rogue Wave, make any payment with respect to, or settle or offer to settle, any such demand. From and after the Effective Time, no shareholder of Inmark who has demanded appraisal rights as provided in Section 1301 of the California Law shall be entitled to vote such holder's shares of Inmark Common Stock for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to shareholders of record as of a date prior to the Effective Time).

     1.10 NO FRACTIONAL SHARES. No fractional shares of Rogue Wave Common Stock will be issued in connection with the Merger and no certificate therefor will be issued. In lieu of such fractional shares, any holder of Inmark Common Stock who would otherwise receive a fractional share shall, upon surrender of his certificate or certificates representing Inmark Common Stock, be paid an amount in cash (without interest) determined by multiplying such fraction by $0.35. Rogue Wave will, subject to any applicable statute of limitation or abandoned property or similar law, until three years after the Effective Time, pay to such holders, upon surrender of their certificates representing Rogue Wave Common Stock outstanding immediately prior to the Effective Time, the cash value of such fractions so determined, without interest.


                                      5.

     1.11 CANCELLATION OF STOCK OPTIONS, ETC. At the Effective Time, each option, warrant, convertible note, preferred stock and any other right to purchase shares of Inmark Common Stock or capital stock then outstanding under any stock option plan or agreement of any type shall be canceled and terminated.

     1.12 SHAREHOLDERS' MEETING AND NOTICE OF APPRAISAL RIGHTS. Inmark, acting through its Board of Directors, in accordance with applicable law and its Articles of Incorporation and Bylaws, shall as soon as practicable either (a) duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and voting upon the Merger, or
(b) solicit from all shareholders written consents approving the Agreement, the Merger and the transactions contemplated herein. In connection with such meeting or such solicitation, Inmark also shall: (a) provide each holder of Inmark Common Stock with a proxy statement, information statement or other disclosure document containing such disclosure as required under applicable federal and state securities laws and in a form reasonably acceptable to Rogue Wave; (b) take such other action in connection with such solicitation as is required under federal and state securities laws and otherwise reasonably requested by Rogue Wave and its counsel; and (c) if so required under Section 1300 of the California Law, notify each of its shareholders entitled to appraisal rights under the California Law that appraisal rights are available for any or all of the shares of the Inmark Common Stock, and shall include in such notice any required provisions of the California Law. In connection with such solicitation of consents, if so required by applicable law, Inmark shall give prompt notice of the corporate actions taken thereby to those shareholders, if any, who do not consent thereto in writing.

     1.13 MARKET STAND-OFF. The shares of Rogue Wave Common Stock issued to Inmark Shareholders pursuant to the Merger may not be sold, transferred or otherwise disposed of by the holder thereof, as requested by the underwriters for a period of 180 days following the effective date of the first registration statement of Rogue Wave filed under the Securities Act of 1933, as amended; provided that all officers and directors of Rogue Wave enter into similar agreements.

     1.14 FURTHER ACTION. Each of Rogue Wave, RW Sub and Inmark shall take all actions as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated hereby. If at any time after the Effective Time any further action by or on behalf of any such entity is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of Rogue Wave and the Surviving Corporation, as applicable, shall take or cause to be taken all such necessary action.

     1.15 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. The Articles of Incorporation and Bylaws of Inmark shall be the Articles of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time. The individuals identified on Schedule 1.15 shall be the directors and officers of the Surviving Corporation, and shall hold such offices from the Effective Time until their respective successors are duly elected or


                                      6.

appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     1.16 ACCOUNTING TREATMENT. The parties intend that the Merger will be treated as a pooling of interest for accounting purposes.

     1.17 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

     1.18 DISCLOSURE STATEMENTS. On the date hereof Rogue Wave shall deliver to Inmark a Rogue Wave Disclosure Statement executed on behalf of Rogue Wave and RW Sub and on the date hereof Inmark shall deliver to Rogue Wave an Inmark Disclosure Statement executed on behalf of Inmark. References in Article 2 are references to the schedules, as set forth in the Inmark Disclosure Statement. References in Article 3 are references to the schedules as set forth in the Rogue Wave Disclosure Statement.


                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF INMARK

     Except as set forth in the Inmark Disclosure Statement, Inmark represents, warrants and agrees, as of the date hereof, as follows:

     2.1 ORGANIZATION AND RELATED MATTERS. Inmark is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Inmark is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on its business, as presently conducted. True, accurate and complete copies of the Articles of Incorporation and Bylaws of Inmark, in each case as in effect on the date hereof, including all amendments thereto, and minutes of all actions, and actions by written consent, of the directors and shareholders of Inmark, have been delivered to Rogue Wave.

     2.2  CAPITALIZATION.

          (a) The authorized capital stock of Inmark consists of (i) 5,000,000 shares of Inmark Common Stock, no par value, of which as of the date hereof, 3,379,290 are issued and outstanding and (ii) 1,000,000 shares of Preferred Stock, no par value, of which as of the date hereof, no shares are issued and outstanding. All of the issued and outstanding shares of Inmark Common Stock are validly issued, fully paid and nonassessable. Schedule 2.2(a) sets forth a list of all shareholders of Inmark including their names and addresses and the number of shares they hold, beneficially and of record, of Inmark Common Stock.


                                      7.

          (b) As of the date hereof, there are Inmark Options to purchase 899,000 shares of Inmark Common Stock pursuant to Inmark's Stock Option Plan, a list of which has been delivered with the Inmark Disclosure Statement to Rogue Wave or its counsel. Schedule 2.2(b) sets forth a list of the name of each optionee, the number of shares of Inmark Common Stock subject to each Inmark Option, the date of grant and exercise price of each Inmark Option and a vesting schedule for such Inmark Option. Except as set forth above or pursuant to the exercise of Inmark Options, there are not as of the date hereof, and on the Effective Time there will not be, any outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities or other agreements or commitments of any character relating to issued or unissued capital shares or other securities of Inmark, or otherwise obligating Inmark to issue, transfer or sell any capital shares of Inmark, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any capital shares of Inmark. Following the Closing, Inmark will have no obligation to issue, transfer or sell any of its capital shares or other securities of Inmark pursuant to any currently existing employee benefit plan or otherwise. All shares of Inmark capital stock have been issued in compliance with federal and state securities laws, and Inmark has no liability to any current or former shareholder of Inmark arising from or relating to the offer and sale of any of its securities, whether under federal or state securities law, or otherwise. There are no voting trusts, proxies or other agreements or understandings to which Inmark is a party or is bound with respect to the voting of any of the capital stock of Inmark.

          (c) Inmark has no subsidiaries and does not own or hold, directly or indirectly, any debt or equity securities of, nor has any other interest in, any corporation, limited liability company, partnership, joint venture or other entity.

     2.3  AUTHORITY; NONCONTRAVENTION; APPROVALS.

          (a) Inmark has full corporate power and authority to execute, deliver and perform this Agreement and the Agreement of Merger. The execution, delivery and performance of the Agreement and the Agreement of Merger has been duly and validly authorized by the Board of Directors of Inmark, and by all other necessary corporate action on the part of Inmark. This Agreement and the Agreement of Merger have been, or will be on or prior to the Closing Date, duly and validly executed and delivered by Inmark, and constitutes the valid and binding agreement of Inmark, enforceable against Inmark in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and general equitable principles.

          (b) Neither the execution and delivery of this Agreement by Inmark nor the consummation by Inmark of the transactions contemplated herein will
(i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Inmark, (ii) result in a default (or give rise to any right of termination, cancellation, acceleration, repurchase, put or call) under the terms, conditions or provisions of any note, bond, mortgage, indenture or other evidence of indebtedness of Inmark or any material license agreement or lease or other material contract, instrument or obligation to which Inmark is a party, or by which Inmark or


                                      8.

any of its assets may be bound, (iii) violate any statute, rule, regulation, order, writ, injunction, decree or arbitration award applicable to Inmark or its assets, or (iv) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the assets of Inmark.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, whether domestic or foreign (a "Governmental Entity"), is required by or with respect to Inmark in connection with the execution and delivery of this Agreement and the Agreement of Merger by Inmark or the consummation by Inmark of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of California, (ii) the issuance of a Permit by the California Department of Corporations with respect to the issuance of Rogue Wave Common Stock pursuant to this Agreement, (iii) such other consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the Merger, and (iv) informational filings.

     2.4  FINANCIAL STATEMENTS.

          (a) Inmark has delivered to Rogue Wave (i) an audited balance sheet of Inmark as of December 31, 1994, its related audited statements of operations and cash flows of Inmark for the twelve (12) months then ended, together with the notes thereto and (ii) its unaudited balance sheet as at July 31, 1995 (the "Inmark Statement Date") and unaudited statement of income for the seven month period ending on the Inmark Statement Date (collectively, the "Inmark Financial Statements").

          (b) The Inmark Financial Statements are accurate and complete in all respects and present fairly the financial position of Inmark as of the Inmark Statement Date and the results of operations of Inmark for the period covered thereby.


          (c) Inmark has no liabilities or obligations (absolute or contingent) required in accordance with GAAP to be disclosed in the financial statements of Inmark except liabilities (i) that are reflected or disclosed in the Inmark Financial Statements, (ii) that are disclosed in this Agreement or the schedules hereto, or (iii) that were incurred after the Inmark Statement Date in the ordinary course of business and which in the aggregate do not exceed $25,000.

     2.5  ABSENCE OF CHANGES.  Since the Inmark Statement Date:

          (a) No event has occurred that has had or might have a Material Adverse Effect on Inmark;

          (b) There has not been any loss with respect to, or any interruption in the use of, any of Inmark's assets (whether or not covered by insurance);



                                      9.

          (c) Inmark has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of its capital stock, or (ii) repurchased, redeemed or otherwise reacquired any of its capital stock;

          (d) Inmark has not sold or otherwise issued any shares of capital stock or any options, warrants or other rights to purchase or receive shares of capital stock or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Inmark;

          (e) Inmark has not amended its Articles of Incorporation or Bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f) Inmark has not purchased or otherwise acquired any material asset from any other person or entity, other than in the ordinary course of business;

          (g) Inmark has not leased or licensed any material asset from any other person or entity other than in the ordinary course of business;

          (h) Inmark has not made any individual capital expenditure in excess of $50,000;

          (i) Inmark has not sold or otherwise transferred, and has not leased or licensed, any material asset to any other person or entity except in the ordinary course of business;

          (j) Inmark has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (k) Inmark has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any lien or encumbrance;

          (l) Inmark has not made any loan or advance to any other person or entity, except for employee travel advances made in the ordinary course of business;

          (m) Inmark has not (i) established or adopted any employee benefit plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than in accordance with past practice;

          (n) No material contract, agreement or obligation by which Inmark or any of the assets owned or used by Inmark is or was bound, or under which Inmark has or had any rights or interest, has been amended or terminated;



                                      10.

          (o) Inmark has not discharged any lien or encumbrance or discharged or paid any indebtedness or other liability, except for accounts payable that
(i) are reflected as current liabilities in the Inmark Financial Statements or have been incurred by Inmark since the Inmark Statement Date in the ordinary course of business, and (ii) have been discharged or paid in the ordinary course of business;

          (p) Inmark has not forgiven any debt or otherwise released or waived any right or claim;

          (q) Inmark has not changed any of its methods of accounting or accounting practices in any respect;

          (r) Inmark has not entered into any transaction or taken any other action outside the ordinary course of business; and

          (s) Inmark has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  CONTRACTS.

          (a) Schedule 2.6(a) identifies each contract, agreement, lease, instrument, understanding or arrangement to which Inmark is a party, or by which Inmark is or may become subject, or by which any of its assets are or may become bound (each, an "Inmark Material Contract"):

               (i) for the employment, or restricting the employment, of any employee;

               (ii) with respect to consulting services under which Inmark is obligated to make payments in excess of $25,000 in any year or under which Inmark paid in excess of $25,000 in calendar year 1994;

               (iii) restricting in any manner its right to compete with any other person or entity or restricting its right to sell to or purchase from any other person or entity;

               (iv) with any Affiliate, or any person controlled by an Affiliate, for or with respect to the purchase or sale of goods, the performance of services or the loan or guarantee of any amount by or to Inmark;

               (v) regarding the payment or receipt of license fees or royalties to or from any person with annual payment obligations in excess of $25,000;

               (vi) regarding the license to Inmark of any Proprietary Asset, other than end-user license agreements entered into in the ordinary course of business;


                                      11.

               (vii) regarding agency, representation, distribution or franchise, and that cannot be canceled without payment or penalty of less than $25,000 upon notice of 60 days or less;

               (viii) contracts relating to the sale, transfer or disposition of Inmark's securities;

               (ix) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles;

               (x)  warranty or service contracts;

               (xi) that provides for the guaranty for borrowed money by, or indemnification obligations of, another person; or

               (xii)     that is specified under Section 2.10(e).

          (b) Each Inmark Material Contract is in full force and effect, is binding upon Inmark and, to the best of Inmark's knowledge, is binding on all other parties thereto. Copies of each Inmark Material Contract have been provided to counsel to Rogue Wave. Inmark and the other parties to such Inmark Material Contracts have duly performed its obligations under each Inmark Material Contract to the extent such obligations to perform have accrued, and no breach or default, or alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder has occurred or has been alleged, nor will occur as a result of consummation of the transactions contemplated by this Agreement, and, to the best of Inmark's knowledge, no breach or default by any other contracting parties thereunder has occurred or has been alleged. Consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any material rights of, or accelerate or augment any material obligation of Inmark under any Inmark Material Contract.

          (c) Schedule 2.6(c) identifies each permit or license applied for, pending, issued or given to Inmark that is material to the conduct of the business, and Inmark possesses all such licenses and permits required in order to operate the business, and is in compliance with each such license and permit. Each such license and permit is valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement except where the failure to comply would not have a Material Adverse Effect.

     2.7  TAX MATTERS.  With respect to Taxes (as defined below):

          (a) Inmark has filed or will file or cause to be filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements, including information returns and reports ("Returns") required to be filed under federal, state, local or any foreign laws by Inmark for all Returns due on or prior to the


                                      12.

Effective Time; all Returns so filed complied in all material respects with the laws, rules and regulations applicable to such Returns;

          (b) Inmark has within the time and in the manner prescribed by law, paid (and until the Closing will, within the time and in the manner prescribed by law, pay) all Taxes (as defined below) that are due and payable;

          (c) Inmark has established (and until the Closing will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable and there is (and until the Closing shall be) no material difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for by an accrual on the books for federal income tax purposes or, if not required to be so accrued under GAAP, are described in Schedule 2.7(c);

          (d) There are no liens for Taxes upon the assets of Inmark except liens for Taxes not yet due;

          (e)  Inmark has not filed (and will not file prior to the Effective
Time) any consent agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") or agreed to have Section 341(f)(2) of the Code apply to any disposition of the subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Inmark;

          (f) No deficiency or adjustment for any Taxes has been proposed or asserted or assessed against Inmark and, to the best of Inmark's knowledge, no foreign, federal, state or local audits, examination or other administrative proceedings or court proceedings are presently pending with regard to any Taxes, and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by (or on behalf of) Inmark nor are any requests for such waiver or consent pending;

          (g) Inmark is not a party to any tax-sharing or allocation agreement, nor does Inmark owe any amount under any tax-sharing or allocation agreement;

          (h) The acquisition of Inmark by Rogue Wave will not result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code and there is no agreement, plan or arrangement covering any employee or independent contractor of Inmark that would give rise to any payment that would not be deductible pursuant to Section 280G or Section 162 of the Code;

          (i) Inmark has not made any election under Section 338(g) of the Code with respect to any acquisition and no outstanding debt obligation of Inmark is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code;

          (j) Inmark is not a United States Real Property Holding Corporation as defined under Section 897(c)(2) of the Code;


                                      13.

          (k) Schedule 2.7 lists the years involved, type of Tax and taxing authority involved for every completed audit of Taxes of Inmark; and

          (l) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, net worth, environmental, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by Inmark or Rogue Wave, as applicable.

     2.8  EMPLOYEE AND LABOR MATTERS.

          (a) Section 2.8 accurately sets forth, with respect to each employee of Inmark (including any employee of Inmark who is on a leave of absence or on layoff status):

               (i)  the name, title and general duties of such employee;

               (ii) each Inmark Plan (as defined in Section 2.11) in which such employee participates or is eligible to participate; and

               (iii) accurate and complete information as to the aggregate dollar amount of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by each such employee with respect to services performed for Inmark for the year to date June 30, 1995, and any change in such employee's aggregate monthly compensation since June 30, 1995.

          (b) No former employee of Inmark is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from Inmark or otherwise) relating to such former employee's employment with Inmark.

          (c) Inmark is not, and never has been, a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar contract.

          (d) The employment of each of Inmark's employees is terminable by Inmark at will. Inmark has delivered to Rogue Wave accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Inmark.

          (e) To the best of Inmark's knowledge, none of its employees (i) presently intends to terminate his employment with Inmark, or (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract or agreement that may have an adverse effect on (A) the performance by such employee of any of his duties or

                                      14.

responsibilities as an employee of Inmark or Rogue Wave, or (B) the business of Inmark or Rogue Wave.

          (f) There is no unfair labor practice charge or similar charge, complaint, allegation or other process or claim pending or, to the knowledge of Inmark, threatened, against Inmark before the National Labor Relations Board or any other Governmental Entity which, if adversely determined, would have a Material Adverse Effect. There is not now pending, never has been, and to the best of Inmark's knowledge, no person or entity has threatened to commence, any slowdown, work stoppage, labor dispute or union organizing activity or any
similar activity or dispute affecting Inmark or any of its employees.   No event
has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

     2.9  REAL AND PERSONAL PROPERTY.

          (a) Inmark has good and valid title to or other right to use, free of any liens or encumbrances, (i) all real property held on a fee basis used in its business, all leasehold property held pursuant to leases (each, a "Lease") and all other interests in such real property, and (ii) all other tangible assets and properties that presently are used in its business, including tangible assets and properties that it purports to own or have the right to use as reflected in the Inmark Financial Statements or that thereafter were acquired, except, in each case, for (a) liens reflected in the Inmark Financial Statements as securing specified liabilities (with respect to which no default exists), (b) liens for Taxes not yet due or matters otherwise described on Schedule 2.7 (whether or not such liens or other matters constitute encumbrances), and
(c) assets and properties disposed of since the Inmark Statement Date in the ordinary course of business.

          (b) Each Lease is valid, binding and enforceable against Inmark and, to the best of Inmark's knowledge, each other party thereto, subject only to such exceptions as do not materially interfere with the operation of the business conducted on such leasehold property or are not material to the business. There is not pending nor, to Inmark's knowledge, threatened, any proceeding that would interfere with the quiet enjoyment of any such leasehold property held by Inmark pursuant to any such Lease. Inmark is not in default under the terms of any Lease nor, to the best of Inmark's knowledge, is any other party thereto in default thereunder, and no event has occurred which (with notice, lapse of time or both) would constitute a default thereunder by Inmark.
 There are no condemnation proceedings pending nor, to the best of Inmark's knowledge, threatened with respect to any portion of any property subject to a Lease. All of the real property and personal property of Inmark are in all material respects fit for the purposes for which intended and in good operating condition and repair, ordinary wear and tear excepted, and as of the Closing, such assets shall constitute all of the properties, rights and assets necessary for the conduct of the business.


                                      15.

     2.10 PROPRIETARY ASSETS.

          (a) Schedule 2.10 identifies each Proprietary Asset owned by or licensed to Inmark that is material to the business of Inmark, including, without limitation, the title and a brief description of each Inmark software program developed by or on behalf of Inmark or under development by or on behalf of Inmark (the "Inmark Software") and the release date or expected release date of such Inmark Software, and such Proprietary Assets constitute all of the Proprietary Assets necessary or useful to enable Inmark to conduct its business in the manner currently being conducted and in the manner in which its business is proposed to be conducted.

          (b) Inmark has taken the measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset identified or required to be identified on Schedule 2.10, and Schedule 2.10 specifies each jurisdiction in which issuance or registration of any such Proprietary Assets has been filed and applicable registration or application numbers.

          (c) Inmark has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of, and, to the best of its knowledge, presently is not infringing and has not at any time infringed, any Proprietary Asset owned or used by any other person or entity. To the best of Inmark's knowledge, no other person or entity is infringing, and no Proprietary Asset owned or used by any other person or entity infringes or conflicts with, any Proprietary Asset owned or used by Inmark.

          (d) To the extent any Proprietary Asset, including, without limitation, any Inmark Software, has been licensed or developed, in whole or in part, from or by any consultant or other third party, a description of such Proprietary Asset and the third party relationship, including information regarding any Inmark Material Contract with respect thereto, is set forth on
Schedule 2.10.

          (e) Schedule 2.6(a) identifies all license, distribution or agreements of any type related to the Proprietary Assets, including, without limitation, each Inmark Software, including, all agreements related to (i) the license, assignment or other transfer of any patent, copyright, trademark, trade secret and other intellectual property rights thereto, and (ii) the modification, reproduction, license, sublicense, distribution or marketing of any Proprietary Asset, including, without limitation, each type of Inmark Software. There are no oral agreements related to any of the foregoing. Any obligation to pay royalties under any of such agreements is set forth on
Schedule 2.6(a).

     2.11 BENEFIT PLANS; ERISA. All material employee benefit plans, programs, policies, or arrangements (including, without limitation, each employee benefit plan within the meaning of Section 3(3) of ERISA) that are sponsored, maintained or contributed to or required to be contributed to by Inmark for the benefit of any active, former, or retired employee of Inmark are listed in Schedule 2.6(a) (the "Inmark Plans"). Each Inmark Plan has been maintained and administered in all material respects with its terms and applicable law, including ERISA and the Code. Any Inmark Plan intended to be qualified under Section 401(a) of the Code has either obtained a favorable determination letter as to its qualified status from the IRS or still has a


                                      16.

remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. No Inmark Plan is covered by Title IV of ERISA or Section 412 of the Code. To the knowledge of Inmark, neither Inmark nor any officer or director of Inmark has incurred any liability or penalty under Sections 4975 through 4980 of the Code or Title I of ERISA. No suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Inmark Plan activities) has been brought or, to the knowledge of Inmark, is threatened against or with respect to any such Inmark Plan. All material contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Inmark Plans have been made or accrued.

     2.12 PROCEEDINGS; ORDERS.

          (a) (i) There is no Proceeding or order, injunction, writ or decree pending or, to the best of Inmark's knowledge, threatened, against or affecting Inmark or any of its assets that has or would have a Material Adverse Effect.

               (ii) To the best of Inmark's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding or the imposition of any such order, injunction, writ or decree.

          (b) Schedule 2.12 identifies each Proceeding pending or order, injunction, writ or decree that (i) involves a claim or potential claim of liability in excess of $10,000 against or affecting Inmark or any of its assets or (ii) enjoins or seeks to enjoin any activity by Inmark or any of its directors or officers.

          (c) Inmark has delivered or made available to Rogue Wave accurate and complete copies of all pleadings, correspondence and other written materials to which Inmark has access that relate to each Proceeding identified on Schedule 2.12.

     2.13 ENVIRONMENTAL PROVISIONS.

          (a) To the best of Inmark's knowledge, Inmark is in full compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Inmark of all permits and licenses required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where the failure to so comply would not have a Material Adverse Effect. Inmark has not received any communication (written or oral) from any person alleging that Inmark is not in such full compliance, and, to the best of Inmark's knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future. Schedule 2.13 identifies all permits and licenses currently held by Inmark pursuant to Environmental Laws.

          (b) There is no Environmental Claim pending or, to the best of Inmark's knowledge, threatened against Inmark or against any person or entity from whom Inmark has,

                                      17.

or may have, retained or assumed liability for any Environmental Claim either contractually or by operation of law.

          (c) Without limiting the generality of the foregoing, Schedule 2.13 identifies (i) all on-site and off-site locations where Inmark has stored or disposed of, and all entities with which Inmark has arranged for the disposal of, Materials of Environmental Concern, and (ii) all underground storage tanks (whether or not in use by Inmark), and the capacity and contents of such tanks, located on property owned or leased by Inmark. To the best of Inmark's knowledge, there is no asbestos contained in or forming a part of any building, building component, structure or office space owned or leased by Inmark, and
(iv) no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by Inmark.

     2.14 INSURANCE. Inmark is, and at all times during the past two years has been, insured with reputable insurers against all risks normally insured against by comparable entities, and all of the insurance policies and bonds required to be maintained by Inmark are in full force and effect. Schedule 2.14 lists all insurance policies and bonds that, as of the date hereof, are material to the business of Inmark. Inmark is not in default under any such policy or bond, and no event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Inmark or, to the best knowledge of Inmark, the insurer thereunder has occurred or, to the knowledge of Inmark, will occur as a result of the transactions contemplated herein. Consummation of the transactions contemplated herein will not (and will not give any person or entity a right to) terminate or modify any material rights of, or accelerate or augment any material obligation of, Inmark under any insurance policy or bond insofar as such policy or bond relates to or covers occurrences that give rise to claims for occurrences taking place prior to the Closing Date. There is no pending claim under any of the policies set forth on Schedule 2.14, and no event has occurred and no condition exists that could reasonably be expected to give rise to or serve as a basis for any such claim.

     2.15 RECEIVABLES; MAJOR CUSTOMERS.

          (a) Schedule 2.15 provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of Inmark as of the Inmark Statement Date.

          (b) All existing accounts receivable of Inmark (including those accounts receivable reflected on the Inmark Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Inmark Statement Date and have not yet been collected):

               (i) represent valid obligations of customers of Inmark arising from bona fide transactions entered into in the ordinary course of business; and


               (ii) are dated as set forth on Schedule 2.15 and, to the best of Inmark's knowledge after reasonable investigation, will be collected in full (without any counterclaim or setoff) on or before December 31, 1995.


                                      18.

     2.16 DISCLOSURE.

          (a) The copies of all documents furnished by Inmark pursuant to the terms of this Agreement are complete and accurate. Inmark has provided Rogue Wave and its counsel with full and complete access to all of Inmark's facilities, employees, vendors, records and other documents and data.

          (b) For purposes of this Agreement and the transactions contemplated hereby, none of (i) the representations and warranties made by Inmark in this Agreement, (ii) the Inmark Disclosure Statement or (iii) any statement by Inmark or, to the best of Inmark's knowledge, any other person, contained in any document, certificate or other writing furnished by Inmark to Rogue Wave in connection this Agreement, the Merger or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements made herein or wherein, in light of the circumstances in which they were made, not misleading.

          (c) There is no fact within the knowledge of Inmark that (i) may have an adverse effect on Inmark's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or any portion thereof) or on the ability of Inmark to comply with or perform any covenant or obligation under the Agreement or any document certificate or writing furnished in connection with the transactions contemplated hereby, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger.

     2.17 NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other person or entity engaged by or acting on behalf of Inmark in connection with the transactions contemplated herein is or will be entitled to any broker's or finder's or similar fee or other commission as a result of the transactions contemplated herein.

     2.18 THIRD PARTY CONSENTS. No consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.


                                    ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF ROGUE WAVE AND RW SUB

     Except as set forth in the Rogue Wave Disclosure Statement, each of Rogue Wave and RW Sub represents, warrants and agrees, as of the date hereof, as follows:

     3.1 ORGANIZATION AND RELATED MATTERS. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its respective assets and properties and to carry on its respective business as now being conducted. It is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or


                                      19.

operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on its business, as presently conducted. True, accurate and complete copies of the organizational documents of each of Rogue Wave and RW Sub, in each case as in effect on the date hereof, including all amendments thereto, and minutes of all actions, and actions by written consent of the directors and shareholders of Rogue Wave and RW Sub, as applicable, have been delivered to Inmark.

     3.2  CAPITALIZATION.

          (a) The authorized capital stock of Rogue Wave consists of (i) 7,200,000 shares of Rogue Wave Common Stock, $0.001 par value, of which as of the date hereof, 3,820,400 are issued and outstanding, and (ii) 1,200,000 shares of Rogue Wave Preferred Stock, $0.001 par value, all of which are designated Series A Preferred Stock and are issued and outstanding as of the date hereof. As of the date hereof, the issued and outstanding shares of Series A Preferred Stock are convertible into 1,200,000 shares of Rogue Wave Common Stock. The issued and outstanding shares of Rogue Wave Common Stock and Rogue Wave Preferred Stock are validly issued, fully paid and nonassessable. Schedule 3.2(a) sets forth a list of all shareholders of Rogue Wave and the number of shares they hold, beneficially and of record, of Rogue Wave Common Stock.

          (b) The authorized capital stock of RW Sub consists of 1,000 shares of Common Stock, $0.01 par value, all of which are issued, outstanding and held by Rogue Wave as of the date hereof. There are not as of the date hereof, and on the Effective Time there will not be, any outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities or other agreements or commitments of any character relating to issued or unissued capital shares or other securities of RW Sub, or otherwise obligating RW Sub to issue, transfer or sell any capital shares of RW Sub, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any capital shares of RW Sub. All shares of RW Sub capital stock have been issued in compliance with federal and state securities laws.

          (c) As of the date hereof, there are Rogue Wave Options outstanding to purchase 1,649,350 shares of Rogue Wave Common Stock pursuant to Rogue Wave's 1994 Stock Option Plan, a list of which has been delivered with the Rogue Wave Disclosure Statement to Inmark or its counsel. Set forth on Schedule 3.2(c) is the name of each optionee, the number of shares of Rogue Wave Common Stock subject to each Rogue Wave Option, the date of grant and exercise price of each Rogue Wave Option and a vesting schedule for such Rogue Wave Option. Except as set forth above or pursuant to the exercise of Rogue Wave Options, there are not as of the date hereof, and on the Effective Time there will not be, any outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities or other agreements or commitments of any character relating to issued or unissued capital shares or other securities of Rogue Wave, or otherwise obligating Rogue Wave to issue, transfer or sell any capital shares of Rogue Wave, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any capital shares of Rogue Wave. All shares of Rogue


                                      20.

Wave capital stock have been issued in compliance with federal and state securities laws, and Rogue Wave has no liability to any current or former shareholder of Rogue Wave arising from or relating to the offer and sale of any of its securities, whether under federal or state securities law, or otherwise. There are no voting trusts, proxies or other agreements or understandings to which Rogue Wave is a party or is bound with respect to the voting of any of the capital stock of Rogue Wave.

          (d) Except for RW Sub, Rogue Wave has no subsidiaries and, except as set forth on Schedule 3.2(d), Rogue Wave does not own or hold, directly or indirectly, any debt or equity securities of, nor has any other interest in, any corporation, limited liability company, partnership, joint venture or other entity.

     3.3  AUTHORITY; NONCONTRAVENTION; APPROVALS.

          (a) Each of Rogue Wave and RW Sub has full corporate power and authority to execute, deliver and perform this Agreement and the Agreement of Merger, as applicable. The execution, delivery and performance of the Agreement and the Agreement of Merger has been duly and validly authorized by the respective Board of Directors of Rogue Wave and RW Sub, and by all other necessary corporate action on the part of Rogue Wave and RW Sub. This Agreement and the Agreement of Merger have been, or will be on or prior to the Closing Date, duly and validly executed and delivered by Rogue Wave or RW Sub, as applicable, and constitutes the valid and binding agreement of Rogue Wave or RW Sub, enforceable against Rogue Wave or RW Sub in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and general equitable principles.

          (b) Neither the execution and delivery of this Agreement by Rogue Wave or RW Sub nor the consummation by Rogue Wave or RW Sub of the transactions contemplated herein will (i) conflict with or result in any breach of any provision of its respective organizational documents, (ii) result in a default (or give rise to any right of termination, cancellation, acceleration, repurchase, put or call) under the terms, conditions or provisions of any note, bond, mortgage, indenture or other evidence of indebtedness of Rogue Wave or RW Sub or any material license agreement or lease or other material contract, instrument or obligation to which Rogue Wave or RW Sub is a party, or by which Rogue Wave or RW Sub or any of its respective assets may be bound, (iii) violate any statute, rule, regulation, order, writ, injunction, decree or arbitration award applicable to Rogue Wave or RW Sub or its respective assets, or
(iv) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the assets of Rogue Wave or RW Sub.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Rogue Wave or RW Sub in connection with the execution and delivery of this Agreement and the Agreement of Merger by Rogue Wave or RW Sub or the consummation by Rogue Wave or RW Sub of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant


                                      21.

authorities of other states in which Inmark is qualified to do business, (ii) the issuance of a Permit by the California Department of Corporations with respect to the issuance of Rogue Wave Common Stock pursuant to this Agreement, (iii) such other consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the Merger, and (iv) informational filings.

     3.4  FINANCIAL STATEMENTS.

          (a) Rogue Wave has delivered to Inmark (i) an audited balance sheet of Rogue Wave as of September 30, 1994, its related audited statements of operations and cash flows of Rogue Wave for the twelve (12) months then ended, together with the notes thereto and (ii) its unaudited balance sheet as at July 31, 1995 (the "Rogue Wave Statement Date") and unaudited statement of income for the ten month period ending on the Rogue Wave Statement Date (collectively, the "Rogue Wave Financial Statements").

          (b) The Rogue Wave Financial Statements are accurate and complete in all respects and present fairly the financial position of Rogue Wave as of the Rogue Wave Statement Date and the results of operations of Rogue Wave for the period covered thereby.

          (c) Rogue Wave has no liabilities or obligations (absolute or contingent) required in accordance with GAAP to be disclosed in the financial statements of Rogue Wave except liabilities (i) that are reflected or disclosed in the Rogue Wave Financial Statements, (ii) that are disclosed in this Agreement or the schedules hereto, or (iii) that were incurred after the Rogue Wave Statement Date in the ordinary course of business and which in the aggregate do not exceed $25,000.

     3.5  ABSENCE OF CHANGES.  Since the Rogue Wave Statement Date:

          (a) No event has occurred that has had or might have a Material Adverse Effect on Rogue Wave;

          (b) There has not been any loss with respect to, or any interruption in the use of, any of Rogue Wave's assets (whether or not covered by insurance);

          (c) Rogue Wave has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of its capital stock, or (ii) repurchased, redeemed or otherwise reacquired any of its capital stock;

          (d) Rogue Wave has not sold or otherwise issued any shares of capital stock or any options, warrants or other rights to purchase or receive shares of capital stock or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Rogue Wave;


                                      22.

          (e) Rogue Wave has not amended its Articles of Incorporation or Bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f) Rogue Wave has not purchased or otherwise acquired any material asset from any other person or entity, other than in the ordinary course of business;

          (g) Rogue Wave has not leased or licensed any material asset from any other person or entity other than in the ordinary course of business;

          (h) Rogue Wave has not made any individual capital expenditure in excess of $50,000;

          (i) Rogue Wave has not sold or otherwise transferred, and has not leased or licensed, any material asset to any other person or entity except in the ordinary course of business;

          (j) Rogue Wave has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (k) Rogue Wave has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any lien or encumbrance;

          (l) Rogue Wave has not made any loan or advance to any other person or entity, except for employee travel advances made in the ordinary course of business;

          (m) Rogue Wave has not (i) established or adopted any employee benefit plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than in accordance with past practice;

          (n) No material contract, agreement or obligation by which Rogue Wave or any of the assets owned or used by Rogue Wave is or was bound, or under which Rogue Wave has or had any rights or interest, has been amended or terminated;

          (o) Rogue Wave has not discharged any lien or encumbrance or discharged or paid any indebtedness or other liability, except for accounts payable that (i) are reflected as current liabilities in the Rogue Wave Financial Statements or have been incurred by Rogue Wave since the Rogue Wave Statement Date in the ordinary course of business, and (ii) have been discharged or paid in the ordinary course of business;

          (p) Rogue Wave has not forgiven any debt or otherwise released or waived any right or claim;


                                    23.

          (q) Rogue Wave has not changed any of its methods of accounting or accounting practices in any respect;

          (r) Rogue Wave has not entered into any transaction or taken any other action outside the ordinary course of business; and

          (s) Rogue Wave has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses "(c)" through "(r)" above.

     3.6  CONTRACTS.

          (a) Schedule 3.6(a) identifies each contract, agreement, lease, instrument, understanding or arrangement to which Rogue Wave is a party, or by which Rogue Wave is or may become subject, or by which any of its assets are or may become bound (each, a "Rogue Wave Material Contract"):

               (i) for the employment, or restricting the employment, of any employee;

               (ii) with respect to consulting services under which Rogue Wave is obligated to make payments in excess of $25,000 in any year or under which Rogue Wave paid in excess of $25,000 in calendar year 1994;

               (iii) restricting in any manner its right to compete with any other person or entity or restricting its right to sell to or purchase from any other person or entity;

               (iv) with any Affiliate, or any person controlled by an Affiliate, for or with respect to the purchase or sale of goods, the performance of services or the loan or guarantee of any amount by or to Rogue Wave;

               (v) regarding the payment or receipt of license fees or royalties to or from any person with annual payment obligations in excess of $25,000;

               (vi) regarding the license to Rogue Wave of any Proprietary Asset, other than end-user license agreements entered into in the ordinary course of business;

               (vii) regarding agency, representation, distribution or franchise, and that cannot be canceled without payment or penalty of less than $25,000 upon notice of 60 days or less;

               (viii) contracts relating to the sale, transfer or disposition of Rogue Wave's securities;


                                    24.

               (ix) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles;

               (x)  warranty or service contracts;

               (xi) that provides for the guaranty for borrowed money by, or indemnification obligations of, another person; or

               (xii) that is specified under Section 3.10(e).

          (b) Each Rogue Wave Material Contract is in full force and effect, is binding upon Rogue Wave and, to the best of Rogue Wave's knowledge, is binding on all other parties thereto. Copies of each Rogue Wave Material Contract have been provided to counsel to Inmark. Rogue Wave and the other parties to such Rogue Wave Material Contracts have duly performed its obligations under each Rogue Wave Material Contract to the extent such obligations to perform have accrued, and no breach or default, or alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder has occurred or has been alleged, nor will occur as a result of consummation of the transactions contemplated by this Agreement, and, to the best of Rogue Wave's knowledge, no breach or default by any other contracting parties thereunder has occurred or has been alleged. Consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any material rights of, or accelerate or augment any material obligation of Rogue Wave under any Rogue Wave Material Contract.

          (c) Schedule 3.6(c) identifies each permit or license applied for, pending, issued or given to Rogue Wave that is material to the conduct of the business, and Rogue Wave possesses all such licenses and permits required in order to operate the business, and is in compliance with each such license and permit. Each such license and permit is valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement except where the failure to comply would not have a Material Adverse Effect.

     3.7  TAX MATTERS.  With respect to Taxes:

          (a) Rogue Wave has filed or will file or cause to be filed, within the time and in the manner prescribed by law, all Returns required to be filed under federal, state, local or any foreign laws by Rogue Wave for all Returns due on or prior to the Effective Time; all Returns so filed complied in all material respects with the laws, rules and regulations applicable to such Returns;

          (b) Rogue Wave has within the time and in the manner prescribed by law, paid (and until the Closing will, within the time and in the manner prescribed by law, pay) all Taxes that are due and payable;

          (c) Rogue Wave has established (and until the Closing will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and


                                    25.

payable and there is (and until the Closing shall be) no material difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for by an accrual on the books for federal income tax purposes or, if not required to be so accrued under GAAP, are described in Schedule 3.7(c);

          (d) There are no liens for Taxes upon the assets of Rogue Wave except liens for Taxes not yet due;

          (e) Rogue Wave has not filed (and will not file prior to the Effective Time) any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of the subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Rogue Wave;

          (f) No deficiency or adjustment for any Taxes has been proposed or asserted or assessed against Rogue Wave and, to the best of Rogue Wave's knowledge, no foreign, federal, state or local audits, examination or other administrative proceedings or court proceedings are presently pending with regard to any Taxes, and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by (or on behalf of) Rogue Wave nor are any requests for such waiver or consent pending;

          (g) Rogue Wave is not a party to any tax-sharing or allocation agreement, nor does Rogue Wave owe any amount under any tax-sharing or allocation agreement;

          (h) Rogue Wave has not made any election under Section 338(g) of the Code with respect to any acquisition and no outstanding debt obligation of Rogue Wave is "corporate acquisition indebtedness" within the meaning of
Section 279(b) of the Code;

          (i) Rogue Wave is not a United States Real Property Holding Corporation as defined under Section 897(c)(2) of the Code; and

          (j) Schedule 3.7 lists the years involved, type of Tax and taxing authority involved for every completed audit of Taxes of Rogue Wave.

     3.8  EMPLOYEE AND LABOR MATTERS.

          (a) Section 3.8 accurately sets forth, with respect to each employee of Rogue Wave (including any employee of Rogue Wave who is on a leave of absence or on layoff status):

               (i)  the name, title and general duties of such employee;

               (ii) each Rogue Wave Plan (as defined in Section 3.11) in which such employee participates or is eligible to participate; and


                                    26.

               (iii) accurate and complete information as to the aggregate dollar amount of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by each such employee with respect to services performed for Rogue Wave for the year to date June 30, 1995, and any change in such employee's aggregate monthly compensation since June 30, 1995.

          (b) No former employee of Rogue Wave is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from Rogue Wave or otherwise) relating to such former employee's employment with Rogue Wave.

          (c) Rogue Wave is not, and never has been, a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar contract.

          (d) The employment of each of Rogue Wave's employees is terminable by Rogue Wave at will. Rogue Wave has delivered to Inmark accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Rogue Wave.

          (e) To the best of Rogue Wave's knowledge, none of its employees (i) presently intends to terminate his employment with Rogue Wave, or (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract or agreement that may have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of Rogue Wave, or (B) the business of Inmark or Rogue Wave.

          (f) There is no unfair labor practice charge or similar charge, complaint, allegation or other process or claim pending or, to the knowledge of Rogue Wave, threatened, against Rogue Wave before the National Labor Relations Board or any other Governmental Entity which, if adversely determined, would have a Material Adverse Effect. There is not now pending, never has been, and to the best of Rogue Wave's knowledge, no person or entity has threatened to commence, any slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute affecting Rogue Wave or any of its
employees.   No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

     3.9  REAL AND PERSONAL PROPERTY.

          (a) Rogue Wave has good and valid title to or other right to use, free of any liens or encumbrances, (i) all real property held on a fee basis used in its business, all leasehold property held pursuant to a Lease and all other interests in such real property, and (ii) all other tangible assets and properties that presently are used in its business, including tangible assets and properties that it purports to own or have the right to use as reflected in the Rogue Wave Financial Statements or that thereafter were acquired, except, in each case, for (a) liens reflected


                                    27.

in the Rogue Wave Financial Statements as securing specified liabilities (with respect to which no default exists), (b) liens for Taxes not yet due or matters otherwise described on Schedule 3.7 (whether or not such liens or other matters constitute encumbrances), and (c) assets and properties disposed of since the Rogue Wave Statement Date in the ordinary course of business.

          (b) Each Lease is valid, binding and enforceable against Rogue Wave and, to the best of Rogue Wave's knowledge, each other party thereto, subject only to such exceptions as do not materially interfere with the operation of the business conducted on such leasehold property or are not material to the business. There is not pending nor, to Rogue Wave's knowledge, threatened, any proceeding that would interfere with the quiet enjoyment of any such leasehold property held by Rogue Wave pursuant to any such Lease. Rogue Wave is not in default under the terms of any Lease nor, to the best of Rogue Wave's knowledge, is any other party thereto in default thereunder, and no event has occurred which (with notice, lapse of time or both) would constitute a default thereunder by Rogue Wave. There are no condemnation proceedings pending nor, to the best of Rogue Wave's knowledge, threatened with respect to any portion of any property subject to a Lease. All of the real property and personal property of Rogue Wave are in all material respects fit for the purposes for which intended and in good operating condition and repair, ordinary wear and tear excepted, and as of the Closing, such assets shall constitute all of the properties, rights and assets necessary for the conduct of the business.

     3.10 PROPRIETARY ASSETS.

          (a) Schedule 3.10 identifies each Proprietary Asset owned by or licensed to Rogue Wave that is material to the business of Rogue Wave, including, without limitation, the title and a brief description of each Rogue Wave software program developed by or on behalf of Rogue Wave or under development by or on behalf of Rogue Wave (the "Rogue Wave Software") and the release date or expected release date of such Rogue Wave Software, and such Proprietary Assets constitute all of the Proprietary Assets necessary or useful to enable Rogue Wave to conduct its business in the manner currently being conducted and in the manner in which its business is proposed to be conducted.

          (b) Rogue Wave has taken the measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset identified or required to be identified on Schedule 3.10, and Schedule 3.10 specifies each jurisdiction in which issuance or registration of any such Proprietary Assets has been filed and applicable registration or application numbers.

          (c) Rogue Wave has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of, and, to the best of its knowledge, presently is not infringing and has not at any time infringed, any Proprietary Asset owned or used by any other person or entity. To the best of Rogue Wave's knowledge, no other person or entity is infringing, and no Proprietary Asset owned or used by any other person or entity infringes or conflicts with, any Proprietary Asset owned or used by Rogue Wave.


                                    28.

          (d) To the extent any Proprietary Asset, including, without limitation, any Rogue Wave Software, has been licensed or developed, in whole or in part, from or by any consultant or other third party, a description of such Proprietary Asset and the third party relationship, including information regarding any Rogue Wave Material Contract with respect thereto, is set forth on
Schedule 3.10.

          (e) Schedule 3.6(a) identifies all license, distribution or agreements of any type related to the Proprietary Assets, including, without limitation, each Rogue Wave Software, including, all agreements related to (i) the license, assignment or other transfer of any patent, copyright, trademark, trade secret and other intellectual property rights thereto, and (ii) the modification, reproduction, license, sublicense, distribution or marketing of any Proprietary Asset, including, without limitation, each type of Rogue Wave Software. There are no oral agreements related to any of the foregoing. Any obligation to pay royalties under any of such agreements is set forth on
Schedule 3.6(a).

     3.11 BENEFIT PLANS; ERISA. All material employee benefit plans, programs, policies, or arrangements (including, without limitation, each employee benefit plan within the meaning of Section 3(3) of ERISA) that are sponsored, maintained or contributed to or required to be contributed to by Rogue Wave for the benefit of any active, former, or retired employee of Rogue Wave are listed in Schedule 3.6(a) (the "Rogue Wave Plans"). Each Rogue Wave Plan has been maintained and administered in all material respects with its terms and applicable law, including ERISA and the Code. Any Rogue Wave Plan intended to be qualified under Section 401(a) of the Code has either obtained a favorable determination letter as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. No Rogue Wave Plan is covered by Title IV of ERISA or Section 412 of the Code. To the knowledge of Rogue Wave, neither Rogue Wave nor any officer or director of Rogue Wave has incurred any liability or penalty under Sections 4975 through 4980 of the Code or Title I of ERISA. No suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Rogue Wave Plan activities) has been brought or, to the knowledge of Rogue Wave, is threatened against or with respect to any such Rogue Wave Plan. All material contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Rogue Wave Plans have been made or accrued.

     3.12 PROCEEDINGS; ORDERS.

          (a) (i) There is no Proceeding or order, injunction, writ or decree pending or, to the best of Rogue Wave's knowledge, threatened, against or affecting Rogue Wave or any of its assets that has or would have a Material Adverse Effect.

               (ii) To the best of Rogue Wave's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding or the imposition of any such order, injunction, writ or decree.


                                    29.

          (b) Schedule 3.12 identifies each Proceeding pending or order, injunction, writ or decree that (i) involves a claim or potential claim of liability in excess of $10,000 against or affecting Rogue Wave or any of its assets or (ii) enjoins or seeks to enjoin any activity by Rogue Wave or any of its directors or officers.

          (c) Rogue Wave has delivered or made available to Inmark accurate and complete copies of all pleadings, correspondence and other written materials to which Rogue Wave has access that relate to each Proceeding identified on
Schedule 3.12.

     3.13 ENVIRONMENTAL PROVISIONS.

          (a) To the best of Rogue Wave's knowledge, Rogue Wave is in full compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Rogue Wave of all permits and licenses required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where the failure to so comply would not have a Material Adverse Effect. Rogue Wave has not received any communication (written or oral) from any person alleging that Rogue Wave is not in such full compliance, and, to the best of Rogue Wave's knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future. Schedule 3.13 identifies all permits and licenses currently held by Rogue Wave pursuant to Environmental Laws.

          (b) There is no Environmental Claim pending or, to the best of Rogue Wave's knowledge, threatened against Rogue Wave or against any person or entity from whom Rogue Wave has, or may have, retained or assumed liability for any Environmental Claim either contractually or by operation of law.

          (c) Without limiting the generality of the foregoing, Schedule 3.13 identifies (i) all on-site and off-site locations where Rogue Wave has stored or disposed of, and all entities with which Rogue Wave has arranged for the disposal of, Materials of Environmental Concern, and (ii) all underground storage tanks (whether or not in use by Rogue Wave), and the capacity and contents of such tanks, located on property owned or leased by Rogue Wave. To the best of Rogue Wave's knowledge, there is no asbestos contained in or forming a part of any building, building component, structure or office space owned or leased by Rogue Wave, and (iv) no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by Rogue Wave.

     3.14 INSURANCE. Rogue Wave is, and at all times during the past two years has been, insured with reputable insurers against all risks normally insured against by comparable entities, and all of the insurance policies and bonds required to be maintained by Rogue Wave are in full force and effect. Schedule
3.14 lists all insurance policies and bonds that, as of the date hereof, are material to the business of Rogue Wave. Rogue Wave is not in default under any such policy or bond, and no event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Rogue Wave or, to the best knowledge of Rogue Wave, the insurer thereunder has occurred or, to the knowledge of Rogue Wave, will occur as a result of the transactions contemplated herein. Consummation of the transactions contemplated herein


                                    30.

will not (and will not give any person or entity a right to) terminate or modify any material rights of, or accelerate or augment any material obligation of, Rogue Wave under any insurance policy or bond insofar as such policy or bond relates to or covers occurrences that give rise to claims for occurrences taking place prior to the Closing Date. There is no pending claim under any of the policies set forth on Schedule 3.14, and no event has occurred and no condition exists that could reasonably be expected to give rise to or serve as a basis for any such claim.

     3.15 RECEIVABLES; MAJOR CUSTOMERS.

          (a) Schedule 3.15 provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of Rogue Wave as of the Rogue Wave Statement Date.

          (b) All existing accounts receivable of Rogue Wave (including those accounts receivable reflected on the Rogue Wave Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Rogue Wave Statement Date and have not yet been collected):

               (i) represent valid obligations of customers of Rogue Wave arising from bona fide transactions entered into in the ordinary course of business; and

               (ii) are dated as set forth on Schedule 3.15 and, to the best of Rogue Wave's knowledge after reasonable investigation, will be collected in full (without any counterclaim or setoff) on or before December 31, 1995.

     3.16 DISCLOSURE.

          (a) The copies of all documents furnished by Rogue Wave or RW Sub pursuant to the terms of this Agreement are complete and accurate. Rogue Wave has provided Inmark and its counsel with full and complete access to all of Rogue Wave's facilities, employees, vendors, records and other documents and data.

          (b) For purposes of this Agreement and the transactions contemplated hereby, none of (i) the representations and warranties made by Rogue Wave in this Agreement, (ii) the Rogue Wave Disclosure Statement or (iii) any statement by Rogue Wave or, to the best of Rogue Wave's knowledge, any other person, contained in any document, certificate or other writing furnished by Rogue Wave to Inmark in connection this Agreement, the Merger or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements made herein or wherein, in light of the circumstances in which they were made, not misleading.

          (c) There is no fact within the knowledge of Rogue Wave that (i) may have an adverse effect on Rogue Wave's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or any portion thereof) or on the ability of Rogue Wave to comply with or perform any covenant or obligation under the Agreement or any document


                                    31.

certificate or writing furnished in connection with the transactions contemplated hereby, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger.

     3.17 NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other person or entity engaged by or acting on behalf of Rogue Wave in connection with the transactions contemplated herein is or will be entitled to any broker's or finder's or similar fee or other commission as a result of the transactions contemplated herein.

     3.18 THIRD PARTY CONSENTS. No consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.


                                    ARTICLE 4

              COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING

     Rogue Wave covenants on behalf of itself and RW Sub, and Inmark covenants on behalf of itself, as follows with respect to the period between the date of this Agreement and the Effective Time:

     4.1  ACCESS AND INVESTIGATION.

          Each of Rogue Wave, RW Sub and Inmark will provide each other and their respective representatives with reasonable access to its representatives, personnel and assets and to copies of all existing books, records, tax returns, work papers and other documents and information relating to its business, and will compile and provide each other and their respective representatives with such additional financial, operating and other data and information regarding its business as the other may request in good faith.

     4.2  OPERATION OF BUSINESS.

          (a)  Rogue Wave and Inmark will each:

               (i) conduct its respective operations in the ordinary course of business and in the same manner as such operations have been conducted prior to the date of this Agreement;

               (ii) use its best efforts to preserve intact its respective current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons or entities having business relationships with Inmark; and

               (iii) promptly notify the other party of any inquiry, proposal or offer from any person or entity relating to any Acquisition Transaction.


                                    32.

          (b) Rogue Wave and Inmark will not, without the prior written consent of the other party except in the ordinary course of business:

               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any of its capital stock and it will not repurchase, redeem or otherwise reacquire any of its capital stock;

               (ii) sell or otherwise issue any capital stock or other equity interest or securities or other instruments convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire the foregoing equity securities;

               (iii) amend its respective Articles of Incorporation or Bylaws, and will not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (iv) form any subsidiary or acquire any equity securities of, or other interest in, any other entity;

               (v) make any individual capital expenditure in excess of $20,000;

               (vi) enter into or permit any of the assets owned or used by Rogue Wave or Inmark, as applicable, to become bound by any contract or agreement that would, if entered into prior to the date hereof, be required to be identified as an Inmark Material Contract or Rogue Wave Material Contract pursuant to Section 2.6 and Section 3.6, respectively;

               (vii) incur, assume or otherwise become subject to any material liability, except for current liabilities incurred in the ordinary course of business;

               (viii) commence any Proceeding;

               (ix) take or permit any action that would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a)(1)(A) of the Code;

               (x) enter into any transaction or take any other action of the type referred to in Section 2.5 or Section 3.5, as applicable;

               (xi) enter into any transaction or take any other action that might cause or constitute a breach of any representation or warranty made by Rogue Wave or Inmark, as applicable, in this Agreement; and

               (xii) agree, commit, offer (in writing or otherwise) or attempt to take any of the actions prohibited by this subsection (b).


                                    33.

     4.3  FILINGS AND CONSENTS.

          (a)  Rogue Wave and Inmark agree to:

               (i) make or give as soon as possible after the date of this Agreement each filing or notice required to be made or given (pursuant to any applicable statute, rule, regulation, order, writ, injunction, decree or arbitration award, contract or otherwise) by it in connection with the execution and delivery of the Agreement or the Agreement of Merger or in connection with the consummation or performance of any of the transactions contemplated herein;

               (ii) obtain each consent (pursuant to any applicable statute, rule, regulation, order, writ, injunction, decree or arbitration award, contract or otherwise) required by it in connection with the execution and delivery of the Agreement or the Agreement of Merger or in connection with the consummation or performance of any of the transactions contemplated herein as soon as possible after the date of this Agreement;

               (iii) promptly deliver to the other party a copy of each filing made, each notice given and each consent obtained by it; and

               (iv) cooperate, and ensure that its representatives cooperate, with reasonable requests of the other party and representatives, and prepare and make available such documents and take such other actions as the other party may request in good faith, in connection with any filing, notice or consent that such party is required or elects to make, give or obtain.

     4.4 NOTIFICATION; UPDATES TO DISCLOSURE. Each of Rogue Wave, RW Sub and Inmark promptly shall notify the others in writing of:

          (a) the discovery by it of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of any representation or warranty made by it in this Agreement;

          (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by it in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

          (c)  any material breach of any of its covenants or obligations; and

          (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 5 impossible or unlikely.


                                    34.

     4.5 NO NEGOTIATION. Inmark and Rogue Wave will not (with the exception of the prior retention of Wessels, Arnold & Henderson, L.L.C., and only in connection with Rogue Wave and Inmark, taken as a whole), and will ensure that none of its respective representatives, directly or indirectly:

          (a) enter into any contract, agreement, understanding or arrangement relating to any Acquisition Transaction;

          (b) solicit or encourage the initiation of any inquiry, proposal or offer from any person or entity (other than Rogue Wave) relating to any Acquisition Transaction;

          (c) participate in any discussions or negotiations with, or provide any information regarding Inmark or Rogue Wave or its respective business or operations to, any person or entity (other than Rogue Wave or Inmark, as applicable) relating to any proposed Acquisition Transaction; or

          (d) permit any Affiliate of Inmark or Rogue Wave to do any of the foregoing.

     4.6 CONFIDENTIALITY. Each of Rogue Wave, RW Sub and Inmark shall ensure that:

          (a) it and its respective representatives keep strictly confidential the terms of this Agreement;

          (b) without the prior written consent of the other, neither it nor any of its representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of its suppliers, customers, landlords, creditors or to any other person or entity) regarding any of the transactions contemplated herein, except to the extent required by law to make any such disclosure regarding the transactions contemplated herein; and

          (c) if it is required by law to make any disclosure regarding the transactions contemplated herein, it promptly advises the other, of the nature and content of the intended disclosure.

     4.7 APPROVAL OF MERGER. Each of RW Sub and Inmark shall solicit the consent of its shareholders as promptly as practicable after the issuance of the Permit for the purpose of obtaining the shareholder approval required in connection with the transactions contemplated hereby, and shall use its best efforts to obtain such approval. Rogue Wave, after the issuance of the Permit, agrees to vote its shares of RW Sub in favor of the Merger.

     4.8 CLOSING DOCUMENTS. Each of Rogue Wave, RW Sub and Inmark shall use its best efforts to deliver to such other parties as is required under this Agreement the closing documents referred to in this Agreement.


                                    35.

     4.9 SHAREHOLDER CERTIFICATES. Inmark shall deliver to Rogue Wave a certificate regarding continuity of interest and similar matters in a form reasonably satisfactory to Rogue Wave or its counsel (a "Shareholder Certificate") signed by a majority of the holders of Inmark Outstanding Shares.

     4.10 FIRPTA LETTER. Prior to the Effective Time, Inmark shall deliver to Rogue Wave a statement executed on Inmark's behalf by its President in such form as reasonably requested by counsel for Rogue Wave, confirming the requirements of Treasury Regulation Section 1.897-2(h)(1)(i), if required.

     4.11 FAIRNESS HEARING AND PERMIT. Rogue Wave and Inmark shall prepare an Application for Qualification of Securities by Permit under Section 25121 of the California Corporate Securities Law of 1968, as amended, a related Notice of Hearing and an information statement or other disclosure material (the "Disclosure Document") to be supplied to the shareholders of Inmark in connection with the transactions contemplated hereby (collectively, the "Hearing Documents"). Rogue Wave and Inmark will file the Hearing Documents as promptly as practicable with the California Department of Corporations and request a hearing on the fairness of the Merger pursuant to Section 25142 of the California Corporate Securities Law. Rogue Wave and Inmark will thereafter endeavor in good faith to obtain a finding of fairness and the issuance of a Permit to such effect by the California Department of Corporations as a result of such hearing.


     4.12 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby, including fees of any finders or brokers or attorneys and accountants retained by such party, shall be paid by the party incurring such expense; PROVIDED, HOWEVER, that such payment obligation shall not preclude either party from pursuing any remedies conferred hereby or by law or equity on such party for the repayment of such amounts in connection with a breach of this Agreement.

     4.13 ISSUANCE OF SHARES. Rogue Wave shall, as and when required under this Agreement and the Agreement of Merger, issue and deliver certificates representing the Rogue Wave Common Stock into which the Inmark Outstanding Shares at the Effective Time of the Merger will be converted.


                                    ARTICLE 5

                              CONDITIONS OF MERGER

     5.1 GENERAL CONDITIONS. The obligations of Rogue Wave, RW Sub and Inmark to effect the Closing and consummate the transactions contemplated herein shall be subject to the following conditions, unless waived in writing by each of them:


                                    36.

          (a) NO ORDERS; LEGAL PROCEEDINGS. No order, injunction, writ or decree shall have been enacted, entered, issued, promulgated or enforced by any governmental entity that prohibits or restricts the Merger or the transactions contemplated herein. No Proceeding shall be pending or threatened by any Governmental Entity (i) challenging or seeking to make illegal or otherwise to directly or indirectly restrain or prohibit or make materially more costly the consummation of the transactions contemplated herein, or seeking to obtain material damages in connection with the transactions contemplated herein, or
(ii) which would have a Material Adverse Effect on Rogue Wave or Inmark; and no order, injunction, writ or decree shall have been issued which would have the effect of or require anything set forth in clause (i) or clause (ii) above.

          (b) APPROVALS. All permits, approvals and consents required to be obtained from any Governmental Entity to effect the Merger and to consummate the transactions contemplated herein shall have been received or obtained on or prior to the Closing Date.

          (c) SHAREHOLDERS' APPROVAL. This Agreement, and the transactions contemplated herein, shall have been approved by (i) the requisite vote of the Inmark Common Stock entitled to vote, as required by and in accordance with Inmark's Articles of Incorporation and the applicable provisions of the California Law, and (ii) the requisite vote of the outstanding shares of RW Sub entitled to vote, as required by and in accordance with the applicable provisions of RW Sub's Certificate of Incorporation and the Delaware Law.

          (d) ISSUANCE OF PERMIT. The California Department of Corporations shall have issued a Permit under Section 25121 of the California Corporate Securities Law of 1968, as amended, covering the issuance of the Rogue Wave Common Stock following a hearing as to the fairness of the Merger conducted pursuant to Section 25142 of the California Securities Law.

          (e) POOLING OF INTERESTS TRANSACTION. Rogue Wave's accounting firm [and Inmark's accounting firm] shall [each] deliver a letter, in form and substance satisfactory to Rogue Wave and Inmark, to the effect that the Merger will qualify as a pooling of interests transaction for financial reporting purposes.

     5.2 CONDITIONS TO OBLIGATIONS OF ROGUE WAVE AND RW SUB. The obligations of Rogue Wave and RW Sub to effect the Closing and consummate the transactions contemplated herein is subject to the fulfillment, prior to or upon the Closing, of the following, except to the extent waived in writing by each of them:

          (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS OF INMARK.

               (i) Inmark shall have complied with and performed in all material respects each covenant contained in this Agreement to be performed by it at or prior to the Closing Date;

               (ii) the representations and warranties of Inmark contained in this Agreement, when read in conjunction with the Inmark Disclosure Statement (which Inmark


                                    37.

Disclosure Statement may be updated by Inmark as of the Closing Date provided that the revisions made subsequent to the date of this Agreement when considered in the aggregate do not constitute a Material Adverse Effect on Inmark), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date; and

               (iii) Inmark shall have delivered to Rogue Wave a certificate of its Chief Executive Officer evidencing compliance with the conditions set forth in this Section 5.2(a).


          (b) NO MATERIAL ADVERSE CIRCUMSTANCE. After the date hereof, Inmark shall have experienced no event which would have Material Adverse Effect on Inmark.

          (c) NO LITIGATION. No Proceeding shall have been commenced against Inmark other than by Rogue Wave or RW Sub which, if adversely determined, would have a Material Adverse Effect.

          (d) CONSENTS AND APPROVALS. Inmark shall have obtained all consents identified on Schedule 2.3(c), and all such other governmental or other approvals, consents, authorizations or modifications as may be required to permit the performance by Rogue Wave, RW Sub or Inmark of their respective obligations under this Agreement, the consummation of the transactions herein contemplated and the continuation of Inmark's business after the consummation of the transactions contemplated herein.

          (e) APPRAISAL RIGHTS. Holders of not more than 10% of the Inmark Common Stock shall have exercised or shall continue to have the right to exercise, dissenters rights with respect to the transactions contemplated by this Agreement.

          (f) FIRPTA. Rogue Wave, as agent for the shareholders of Inmark, shall have received a properly executed "FIRPTA" Notification Letter, in form and substance reasonably acceptable to Rogue Wave, which states that shares of Inmark do not constitute "United States Real Property Interests" under
Section 897(c) of the Code for purposes of satisfying Rogue Wave's obligations under Treasury Regulations Section 1.1445-2(c)(3).

          (g) CLOSING DOCUMENTS. Rogue Wave, or its counsel, shall have received all of the closing documents referred to in this Agreement.

          (h) EMPLOYEE ACKNOWLEDGEMENTS. Each of the individuals employed by Inmark as of the date of this Agreement shall execute an acknowledgement form regarding their "at will" employment status and unpaid claims in a form acceptable to Rogue Wave.

          (i) OPINION OF COUNSEL. Rogue Wave shall have received an opinion of Fenwick & West, counsel to Inmark, dated the Closing Date, in the form attached hereto as Exhibit C.


                                    38.

     5.3 CONDITIONS TO OBLIGATIONS OF INMARK. The obligations of Inmark to effect the Closing and consummate the transactions contemplated herein are subject to the fulfillment, prior to or upon the Closing, of the following conditions, except to the extent waived in writing by Inmark:

          (a) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF ROGUE WAVE AND RW SUB.

               (i) Rogue Wave and RW Sub shall have complied with and performed in all material respects each covenant contained in this Agreement to be performed by it at or prior to the Closing Date;

               (ii) the representations and warranties of Rogue Wave and RW Sub contained in this Agreement, when read in conjunction with the Rogue Wave Disclosure Statement (which Rogue Wave Disclosure Statement may be updated by Rogue Wave and RW Sub as of the Closing Date provided that the revisions made subsequent to the date of this Agreement when considered in the aggregate do not constitute a Material Adverse Effect on Rogue Wave), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date; and

               (iii) each of Rogue Wave and RW Sub shall have delivered to Inmark a certificate of its Chief Executive Officer evidencing compliance with the conditions set forth in this Section 5.3(a).

          (b) NO MATERIAL ADVERSE CHANGE. After the date hereof there shall have been no event, fact or circumstance not contemplated under this Agreement the effect of which would have a Material Adverse Effect on Rogue Wave or RW Sub.

          (c) REQUIRED APPROVALS. Rogue Wave, RW Sub and Inmark shall have received all such governmental approvals, consents, authorizations or modifications as may be required to permit the performance by Rogue Wave, RW Sub and Inmark, of their respective obligations under this Agreement and the consummation of the transactions herein contemplated.

          (d) NO LITIGATION. No Proceeding shall have been commenced against Rogue Wave or RW Sub other than by Inmark which, if adversely determined, would have a Material Adverse Effect.

          (e)  ROGUE WAVE BOARD OF DIRECTORS.   Upon the Closing Date, the
authorized size of the Board of Directors of Rogue Wave shall be five (5) members and the board shall consist of Thomas Keffer, Dan Whitaker, Thomas Peterson, Thomas Atwood and one representative of the Inmark Shareholders, who shall initially be Howard Love. The Inmark Shareholders shall receive from the holders of a majority-in-interest of the shares of Rogue Wave Common Stock and the holders of a majority-in-interest of the shares of Rogue Wave Preferred Stock, an acknowledgement that for a period of three (3) years following the Closing,


                                    39.

they shall agree to vote their shares of capital stock of Rogue Wave for one designee of the Inmark Shareholders.

          (f) CLOSING DOCUMENTS. Inmark, or its counsel, shall have received all of the closing documents referred to in this Agreement.

          (g) PROPRIETARY INFORMATION AGREEMENTS. Each of Rogue Wave's employees shall have entered into Rogue Wave's standard form of Proprietary Information Agreement.

          (h) OPINION OF COUNSEL. Inmark shall have received an opinion of Cooley Godward Castro Huddleson & Tatum, counsel to Rogue Wave and RW Sub, dated the Closing Date, in the form attached hereto as Exhibit D.


                                    ARTICLE 6

                            TERMINATION OF AGREEMENT

     6.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether or not it has been approved by the shareholders of RW Sub or Inmark:

          (a)  By the mutual written consent of Rogue Wave and Inmark;

          (b) By Rogue Wave, if on the date hereof or at any time prior to the consummation of the Merger or the termination of this Agreement or any amendment or extension thereof, Inmark shall have breached in any material respect this Agreement;

          (c) By Inmark, if on the date hereof or at any time prior to the consummation of the Merger or the termination of this Agreement or any amendment or extension thereof, Rogue Wave or RW Sub shall have breached in any material respect this Agreement;

          (d)  By either Rogue Wave or Inmark:

               (i) if a court of competent jurisdiction or a Governmental Entity shall have issued an order, injunction, writ or decree, or commenced any Proceeding, in either case restraining, enjoining or otherwise prohibiting the Merger; or

               (ii) if the Merger shall not have been consummated on or before October 31, 1995, provided, however, that one (1) additional day past October
31, 1995 will be allowed for each day that the notice period for the California Department of Corporations Fairness Hearing exceeds thirty (30) days.

     In the event of any such termination, no party to this Agreement (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement,


                                    40.

provided that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

     6.2 COSTS AND EXPENSES. All costs and expenses incurred in connection with this Agreement and all related transactions hereunder will be paid by (i) in the case of Rogue Wave and RW Sub, by Rogue Wave, and (ii) in the case of Inmark, by Inmark. After the Closing Date, all costs and expenses incurred will be paid by Rogue Wave.

     6.3 EXTENSION OF TIME; WAIVERS. At any time prior to the Closing Date either Rogue Wave or Inmark may (i) extend the time for the performance of any of the obligations or other acts of the other party, and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by the other party; provided any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                    ARTICLE 7

                   COVENANTS TO BE PERFORMED AFTER THE CLOSING

     7.1 RESERVATION OF EMPLOYEE POOL. As soon as practicable after the Closing, Rogue Wave shall reserve an additional number of shares of Rogue Wave Common Stock equal to eight percent (8%) of the Rogue Wave Common Stock Equivalents determined as of the Closing, to be issued to employees, officers or directors of, or consultants or advisors to Rogue Wave or the Surviving Corporation.

     7.2 EMPLOYMENT BENEFITS. As soon as practicable after the Closing, Rogue Wave and the Surviving Corporation shall negotiate in good faith to standardize the employee benefits packages for the employees of Rogue Wave and the Surviving Corporation.

     7.3 SEVERANCE COMPENSATION. In the event an Inmark employee or officer is terminated within thirty (30) days of the Closing, other than for good cause, such employee or officer shall be entitled to receive their current base salary (excluding bonus or commission) for a period of sixty (60) days after any such termination.


                                    ARTICLE 8

                                  MISCELLANEOUS

     8.1 AMENDMENT. This Agreement may be amended, in writing, signed by all parties hereto, with the approval of the Boards of Directors of Rogue Wave, RW Sub and Inmark at any time before or after approval hereof by the shareholders of RW Sub and Inmark, provided, however, that no amendment shall be made after any such shareholder approval that would have a material adverse effect on such shareholders without the further approval of such shareholders.


                                    41.

     8.2 ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Agreement, the Disclosure Statements delivered by the parties and the agreements contemplated by the exhibits hereto (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated August 22, 1995, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California as applied to contracts entered into and to be performed entirely within the State of California.

     8.3 ATTORNEYS' FEES. In any Proceeding to enforce this Agreement or the rights of the parties hereunder, the prevailing party in such Proceeding shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     8.4 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party, and any attempted assignment without such consent shall be void and of no effect.

     8.5 NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail:

     To Rogue Wave or RW Sub:

     Rogue Wave Software, Inc.
     260 S.W. Madison
     Corvallis, OR  97333
     Attn:  Thomas Keffer, President
            and Chief Executive Officer

     With a copy to:

     Cooley Godward Castro Huddleson & Tatum
     3000 Sand Hill Road
     Building 3, Suite 230
     Menlo Park, CA  94025
     Attn:  Mark P. Tanoury, Esq.



                                    42.

     To Inmark:

     Inmark Development Corporation
     2065 Landings Drive
     Mountain View, CA 94043
     Attn:  Howard Love, President

     With a copy to:

     Fenwick & West
     2 Palo Alto Square
     Palo Alto, CA 94306
     Attn:  Mark Stevens, Esq.

or to such other address at which any party may by registered mail notify the other party, and shall be deemed given on the date on which hand-delivered or on the third business day following the date on which mailed.

     8.6 TITLES. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

     8.7 COOPERATION. Rogue Wave, RW Sub and Inmark each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate expeditiously or implement the transactions contemplated hereby.



                                    43.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first written above.


                              ROGUE WAVE SOFTWARE, INC.


                              /s/ Thomas Keffer
                              -----------------------------------
                              Thomas Keffer
                              President and Chief Executive Officer



                              RW ACQUISITION, INC.



                              /s/ Thomas Keffer
                              -----------------------------------
                              Thomas Keffer
                              President and Chief Executive Officer



                              INMARK DEVELOPMENT CORPORATION



                              /s/ Howard Love
                              -----------------------------------
                              Howard Love
                              President



                                     44.

                                    EXHIBIT A

                               CERTAIN DEFINITIONS


For purposes of the Agreement (including this Exhibit A):

ACQUISITION TRANSACTION. "Acquisition Transaction" means any transaction involving:

     (a) The sale or other disposition of all or any portion of Inmark's or Rogue Wave's, as applicable, business or assets (other than in the ordinary course of business);

     (b) Any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Inmark or Rogue Wave, as applicable; or

     (c) any material investment or capital infusion in Inmark or Rogue Wave, as applicable, or any similar transaction.

     AFFILIATE. An "Affiliate" of Inmark or Rogue Wave shall mean (i) any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with an officer, director or shareholder of Inmark or Rogue Wave, as applicable, who holds ten percent (10%) or more of Inmark's or Rogue Wave's capital stock, as applicable, or (ii) any ancestor, descendent or spouse of the person specified.

     AGREEMENT. "Agreement" means the Agreement to which this Exhibit A is attached, together with all Exhibits and schedules attached thereto or expressly incorporated therein by reference, as it may be amended or supplemented from time to time.

     CALIFORNIA LAW. "California Law" means the General Corporation Law of the State of California.

     DELAWARE LAW. "Delaware Law" means the General Corporation Law of the State of Delaware.

     ENVIRONMENTAL CLAIM. "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the person making the representation, or
(B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     ENVIRONMENTAL LAW. "Environmental Law" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment

(including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     GAAP. "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

     INMARK COMMON STOCK. "Inmark Common Stock" means the shares of Common Stock, no par value, of Inmark.

     INMARK SHAREHOLDERS. "Inmark Shareholders" means, collectively, the holders of the outstanding shares of Inmark Common Stock immediately prior to the Effective Date, excluding the holders of Inmark Common Stock who do not vote in favor of the Merger.

     IRS.  "IRS" means the Internal Revenue Service or any successor entity.

     MATERIAL ADVERSE EFFECT. "Material Adverse Effect" means any fact, circumstance or condition that (i) would or would reasonably be expected to prevent consummation of the Merger, or (ii) has had or would reasonably be expected to have an adverse effect on the business, operations, condition (financial or otherwise), assets or prospects of Inmark or Rogue Wave, as applicable, which is material. For purposes of Section 2 and Section 3 of the Agreement only, documents, objects, effects, conditions, events or occurrences shall be deemed "material" if they involve amounts, or result in damages, individually or in the aggregate, in excess of $100,000. For purposes of
Section 5 of the Agreement, a Material Adverse Effect will not have occurred with respect to any fact, circumstance or condition due to general economic condition or due to a downturn in revenues or net income after the announcement of the Merger.

     MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

     PROCEEDING. "Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Entity or any arbitrator or arbitration panel.

     PROPRIETARY ASSET. "Proprietary Asset" means any patent, patent application, trademark, trademark application, copyright or copyright application.

     ROGUE WAVE COMMON STOCK. "Rogue Wave Common Stock" means the shares of common stock, $0.001 par value, of Rogue Wave.

     ROGUE WAVE PREFERRED STOCK. "Rogue Wave Preferred Stock" means the shares of preferred stock, $0.001 par value, of Rogue Wave.

                                 AGREEMENT OF MERGER


    THIS AGREEMENT OF MERGER, dated as of September __, 1995 (the "Merger Agreement"), is made and entered into by ROGUE WAVE SOFTWARE, INC., an Oregon corporation ("Acquiror"), RW ACQUISITION, INC., a Delaware corporation ("Acquiror Sub"), and INMARK DEVELOPMENT CORPORATION, a California corporation ("Target" or "Surviving Corporation") (Target and Acquiror Sub being hereinafter collectively referred to as the "Constituent Corporations").


                                       RECITALS

    A. Acquiror, Acquiror Sub and Target have entered into an Agreement and Plan of Reorganization, dated as of September 19, 1995, (the "Reorganization Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the merger of Acquiror Sub with and into Target upon the terms set forth in the Reorganization Agreement and this Merger Agreement (the "Merger").

    B. The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective shareholders that Acquiror Sub be merged with and into Target.


                                      AGREEMENT

    NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Merger Agreement, Acquiror and the Constituent Corporations hereby agree that Acquiror Sub shall be merged with and into Target in accordance with the provisions of the laws of the State of Delaware and the laws of the State of California, upon the terms and subject to the conditions set forth as follows:


                                      ARTICLE I

SECTION 1.    THE MERGER

    1.1 FILING. This Merger Agreement, together with the officers' certificates of each of the Constituent Corporations required by the General Corporation Law of the State of California (the "California Law") and the General Corporation Law of the State of Delaware (the "Delaware Law"), shall be filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware at the time specified in the Reorganization Agreement.


                                          1.

    1.2 EFFECTIVENESS. The Merger shall become effective upon the filing of this Merger Agreement with the Secretary of State of the State of California and the Secretary of State of the State of Delaware (the "Effective Time").

    1.3 MERGER. At the Effective Time, Acquiror Sub shall be merged into Target and the separate corporate existence of Acquiror Sub shall thereupon cease. Target shall be the Surviving Corporation in the Merger and the separate corporate existence of Target, with all of its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

    1.4 FURTHER ACTION. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Merger Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.


                                      ARTICLE II

SECTION 2.    CORPORATE GOVERNANCE MATTERS

    2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of Target in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation unless and until amended as provided by law.

    2.2  BYLAWS.   The Bylaws of Target in effect immediately prior to the
Effective Time shall be the Bylaws of the Surviving Corporation unless and until amended as provided by law.

    2.3 DIRECTORS. The Board of Directors of the Surviving Corporation at and after the Effective Time, each of whom will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law, shall be as follows:

         Thomas Keffer
         Dan Whitaker
         Thomas Peterson
         Thomas Atwood
         Howard Love

    2.4 OFFICERS. The officers of the Surviving Corporation at and after the Effective Time, each of whom will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of


                                          2.

Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law, are as follows:

         Name:                    Title:
         ----                     -----
         Thomas Keffer            President, Chief Executive Officer
         Dan Whitaker             Executive Vice President, Vice President of
                                     Marketing
         Thomas A. Nora           Vice President of Sales
         Robert M. Holburn, Jr.   Chief Financial Officer, Secretary


                                     ARTICLE III

SECTION 3.    MANNER OF CONVERTING SHARES OF THE CONSTITUENT CORPORATIONS

    3.1 CONVERSION OF TARGET COMMON STOCK. At the Effective Time, each then outstanding share of Common Stock, no par value, of Target (the "Target Common Stock"), other than shares of Target Common Stock that are held by shareholders who have not voted such shares in favor of the merger, shall cease to be an existing and issued share and shall become and be converted into, by virtue of the Merger and without any action on the part of Acquiror, Acquiror Sub, Target or the holder thereof, that number of shares of the common stock, $0.001 par value, of Acquiror (the "Acquiror Common Stock") equal to (i) the number of shares of Acquiror Common Stock equal to (A) the number of shares of Acquiror Common Stock Equivalents (as defined below) divided by 0.8, minus (B) the number of shares of Acquiror Common Stock Equivalents (the "Merger Consideration"), divided by (ii) the number of shares of Target Common Stock Equivalents (as defined below). The ratio pursuant to which each share of Target Common Stock will be exchanged for one share of Acquiror Common Stock is hereinafter referred to as the "Exchange Ratio". For the purposes of this Merger Agreement, the number of shares of Acquiror Common Stock Equivalents just prior to the Effective Time, shall be the sum of (A) the number of shares of Acquiror Common Stock outstanding, (B) the number of shares of Acquiror Common Stock into which the then outstanding shares of Acquiror Preferred Stock could be converted if fully converted immediately prior to the Effective Time, and (C) the number of shares of Acquiror Common Stock which could be obtained through the exercise or conversion of all other rights, option and convertible securities (whether or not exercisable or convertible) immediately prior to the Effective Time. For the purposes of this Agreement, the number of shares of Target Common Stock Equivalents just prior to the Effective Time, shall be the sum of (A) the number of shares of Target Common Stock outstanding and (B) the number of shares of Target Common Stock which could be obtained through the exercise or conversion of all other rights, option and convertible securities (whether or not exercisable or convertible) immediately prior to the Effective Time.



                                          3.

    3.2 ACQUIROR SUB COMMON STOCK. At the Effective Time, each then outstanding share of common stock, $.01 par value, of Acquiror Sub shall cease to be an existing and issued share and shall become and be converted into, by virtue of the Merger and without any action on the part of Acquiror, Acquiror Sub or Target, one share of Target Common Stock and the aggregate of such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    3.3 CLOSING OF TARGET TRANSFER BOOKS. On and after the Effective Time, holders of certificates representing shares of Target Common Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of Target and the share transfer books of Target shall be closed with respect to shares of Target Common Stock issued and outstanding immediately prior to the Effective Time and no further transfer of such shares shall thereafter be made on such share transfer books. If, after the Effective Time, valid certificates previously representing such shares are presented to Acquiror or Target, they shall be exchanged as provided in Section 3.4.

    3.4 RECEIPT OF MERGER CONSIDERATION. At the Effective Time, each certificate for Target Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be issued and outstanding but shall represent solely the right to receive shares of the Merger Consideration into which the shares of Target Common Stock it theretofore represented shall become converted into Acquiror Shares pursuant to Section 3.1 (or the holder thereof's right to receive payment for such shares pursuant to Section 1300 of the California Law and Section 3.6 hereof); provided, however, that customary and appropriate certifications and indemnities allowing exchange against lost or destroyed certificates shall be provided. Upon surrender of a stock certificate representing Target Common Stock to Acquiror, Acquiror shall deliver to the holder of such certificate the Merger Consideration to which such holder is entitled pursuant to Section 3.1 hereof.

    3.5 NO FRACTIONAL SHARES. No fractional shares of Acquiror Common Stock will be issued in connection with the Merger and no certificate therefor will be issued. In lieu of such fractional shares, any holder of Target Common Stock who would otherwise receive a fractional share shall, upon surrender of his certificate or certificates representing Target Common Stock, be paid an amount in cash (without interest) equal to the value of such fractional share of Acquiror Common Stock, deemed for purposes of this Merger Agreement to be such fraction multiplied by an amount per share equal to $0.35. Acquiror will, subject to any applicable statute of limitation or abandoned property or similar law, until three months after the Effective Time, pay to such holders, upon surrender of their certificates representing Target Common Stock outstanding immediately prior to the Effective Time, the cash value of such fractions so determined, without interest.

    3.6 DISSENTING SHARES. Notwithstanding anything in this Merger Agreement to the contrary, shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted such shares in favor of the Merger shall not be canceled and converted into the Merger Consideration unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's appraisal rights under the California Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such rights, such holder's shares of Target Common Stock shall thereupon be deemed to have been canceled and converted as described in Section 3.1 on the Effective Time, and each such share shall represent solely the right to receive the Merger Consideration into which the shares of Target Common Stock if theretofore constituted shall have been converted pursuant to Section 3.1. From and after the Effective Time, no shareholder who has demanded the appraisal of shares as provided in Section 1300 of the


                                          4.

California Law shall be entitled to vote such holder's shares for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to shareholders of record at a date which is prior to the Effective Time).


                                      ARTICLE IV

SECTION 4.    TERMINATION AND AMENDMENT

    4.1 TERMINATION. Notwithstanding the approval of this Merger Agreement by the shareholders of Acquiror Sub and Target, this Merger Agreement shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided.

    4.2 AMENDMENT. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of either Acquiror Sub or Target, but, after any such approval, no amendment shall be made which, without the further approval of such shareholders, would (i) have an adverse effect on the shareholders of either Acquiror Sub or Target, (ii) change any of the principal terms of the Merger Agreement, or (iii) change any terms of the Articles of Incorporation of the Surviving Corporation. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


                        [THIS SPACE INTENTIONALLY LEFT BLANK]



                                          5.

    IN WITNESS WHEREOF, the parties have duly executed this AGREEMENT OF MERGER as of the date first written above.


ATTEST:                                ROGUE WAVE SOFTWARE, INC.
                                         an Oregon corporation



By: /s/                                By: /s/ Thomas Keffer
    --------------------------             --------------------------
    Its Secretary                           Thomas Keffer, President




ATTEST:                                RW ACQUISITION, INC.
                                         a Delaware corporation



By: /s/                                By: /s/ Thomas Keffer
    --------------------------             --------------------------
    Its Secretary                           Thomas Keffer, President




ATTEST:                                INMARK DEVELOPMENT CORPORATION
                                         a California corporation



By: /s/                                By: /s/ Howard Love
    -------------------------              --------------------------
    Its Assistant Secretary                 Howard Love, President